UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 6, 2013

To the stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (“we” or the “Company”), a Delaware corporation, will be held on Wednesday, November 6, 2013 at 12:00 p.m., local time, in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the four candidates nominated by our Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

3.	Advisory approval of our executive compensation.

4.	To approve the amendment and restatement of our 2004 Equity Incentive Plan to, among other things, extend the plan’s expiration date, increase the number of shares reserved for issuance under the plan by 2,900,000 shares and reapprove the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).

5.	To reapprove the material terms of our Performance Bonus Plan for purposes of Section 162(m).

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 17, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace

President and Chief Executive Officer

Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being distributed and made available on or about September 26, 2013.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

KLA-TENCOR CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS – PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS	1

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING	2

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING	3

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS	6

PROPOSAL ONE: ELECTION OF DIRECTORS	9

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES	11

The Board of Directors	11

Board Leadership Structure	11

Board’s Role in Oversight of Risk	12

Audit Committee	12

Compensation Committee	13

Risk Considerations in Our Compensation Programs	13

Nominating and Governance Committee	14

Director Qualifications and Diversity	15

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES	17

DIRECTOR COMPENSATION	25

OUR CORPORATE GOVERNANCE PRACTICES	29

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2014	31

PROPOSAL THREE: ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION	33

PROPOSAL FOUR: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2004 EQUITY INCENTIVE PLAN	35

PROPOSAL FIVE: APPROVAL OF THE MATERIAL TERMS OF OUR PERFORMANCE BONUS PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(M)	50

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ANNUAL MEETING OF STOCKHOLDERS

OF

KLA-TENCOR CORPORATION

To be held on November 6, 2013

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1.	Why am I receiving these materials?

The Board of Directors (the “Board”) of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Wednesday, November 6, 2013 at 12:00 p.m., local time (the “Annual Meeting”). As a stockholder of record, you are invited to attend the Annual Meeting, which will be held in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2013, were first made available on or about September 26, 2013 to all stockholders entitled to vote at the Annual Meeting. KLA-Tencor’s principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2.	How may I obtain KLA-Tencor’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2013 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

3.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

This year, relying on the SEC rule that allows companies to furnish their proxy materials over the Internet, we are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

4.	How can I access the proxy materials over the Internet?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	Access and view our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.kla-tencor.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5.	How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions in that e-mail about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6.	What should I do if I receive more than one set of voting materials?

You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3600 or via our website at http://ir.kla-tencor.com.

7.	I received one copy of these materials. May I get additional copies?

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3600.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

8.	Who may vote at the Annual Meeting?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA-Tencor Common Stock as of the close of business on September 17, 2013 (the “Record Date”). At the close of business on that date, we had a total of 166,720,455 shares of Common Stock issued and outstanding, which were held of record by approximately 501 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9.	What proposals are being voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following five proposals will be presented at the Annual Meeting:

A.	Election of four candidates nominated by our Board to serve as directors for one-year terms;

B.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014;

C.	Advisory approval of our executive compensation;

D.	Approval of the amendment and restatement of our 2004 Equity Incentive Plan (the “2004 Equity Plan”) to, among other things, extend the plan’s expiration date, increase the number of shares reserved for issuance under the plan by 2,900,000 shares and reapprove the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”); and

E.	Reapproval of the material terms of our Performance Bonus Plan for purposes of Section 162(m).

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10.	How can I vote if I own shares registered directly in my name?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

A.	By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on November 5, 2013. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

B.	By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on November 5, 2013. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

C.

By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered to the Company. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered to the Company prior to 11:59 p.m. Eastern Time on November 5, 2013; or

D.	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the four nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), FOR Proposal Three (the advisory approval of our executive compensation), FOR Proposal Four (the approval of the amendment and restatement of our 2004 Equity Plan), and FOR Proposal Five (the approval of the material terms of our Performance Bonus Plan for purposes of Section 162(m)).

When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11.	How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

12.	Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

•	Advise our General Counsel in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

•	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.

13.	Who will bear the cost of this proxy solicitation?

KLA-Tencor is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Company to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,500 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14.	Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?

Yes, but only on a limited range of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One (the election of directors); Proposal Three (the advisory vote to approve our executive compensation); Proposal Four (the amendment, restatement and approval of the material terms of our 2004 Equity Plan); or Proposal Five (the approval of the material terms of our Performance Bonus Plan), in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two (the ratification of the appointment of our independent registered public accounting firm).

15.	Are abstentions and broker non-votes counted?

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

For Proposal One (the election of Directors), you are only able to vote your shares as either “FOR” or “WITHHELD.” Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 10 and 14. Accordingly, abstentions will not be relevant to or impact the election of Directors.

For Proposal Two (the ratification of the appointment of our independent registered public accounting firm), Proposal Three (the advisory vote to approve our executive compensation), Proposal Four (the amendment, restatement and approval of the material terms of our 2004 Equity Plan); and Proposal Five (the approval of the material terms of our Performance Bonus Plan), you are able to vote your shares as “FOR,” “AGAINST” or “ABSTAIN.” Since abstentions will be counted for Proposals Two, Three, Four and Five for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal, an abstention on Proposal Two, Three, Four or Five will have the same effect as a vote against that proposal.

Proposals Two and Three are non-binding advisory votes, for which our Board and its committees will give careful consideration to the voting results.

For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16.	How does the Board recommend that I vote?

The Board recommends that stockholders vote as follows:

A.	“FOR” the election of the four candidates nominated by the Board to serve as directors: Edward W. Barnholt, Emiko Higashi, Stephen P. Kaufman and Richard P. Wallace;

B.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014;

C.	“FOR” the approval of our executive compensation;

D.	“FOR” the amendment and restatement of our 2004 Equity Plan to extend the expiration date of the plan, increase the number of shares reserved for issuance under the plan by 2,900,000 shares, make the other changes described in this Proxy Statement, and reapprove the material terms of the plan, including the list of corporate performance goals through which certain awards may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m); and

E.	“FOR” the reapproval of the material terms of our Performance Bonus Plan, including the list of corporate performance goals to which the payment of cash bonus awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m).

17.	Will any other business be transacted at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18.	What happens if the Annual Meeting is adjourned or postponed?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20.	Can I present other business to be transacted from the floor at the Annual Meeting?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notices with respect to the Annual Meeting regarding the presentation by any stockholders of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

21.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders (which is expected to be held in November 2014), our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 29, 2014. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	No earlier than the close of business on July 9, 2014, and

•	No later than the close of business on August 8, 2014.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 6, 2014, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

22.	How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA-Tencor and its stockholders.

23.	What is the deadline to propose or nominate individuals to serve as directors?

A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the annual meeting of stockholders.

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 9, 2014 and the close of business on August 8, 2014, unless the annual meeting is moved by more than 30 days before or 60 days after November 6, 2014, in which case the deadline will be as described in Question 21 above.

24.	How may I obtain a copy of KLA-Tencor’s bylaws?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3600. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.kla-tencor.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Background

There are four nominees for election as Directors of the Board at this Annual Meeting – Edward W. Barnholt, Emiko Higashi, Stephen P. Kaufman and Richard P. Wallace. Each of the nominees is presently a member of the Board. Information regarding the business experience, qualifications, attributes and skills of each nominee and the other members of the Board is provided below under the section entitled “Information About the Directors and the Nominees.”

Last year, stockholders approved management’s proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board, beginning with this year’s Annual Meeting. As a result, each of the Directors elected at this year’s Annual Meeting will be elected to serve a one-year term expiring at our 2014 annual meeting of stockholders.

Directors who were elected to three-year terms at our 2011 and 2012 annual meetings will continue to serve the balance of their existing three-year terms. Therefore, at next year’s annual meeting of stockholders, the Directors whose terms expire at that meeting (including the Directors elected at this year’s Annual Meeting) will be elected to hold office for a one-year term expiring at the 2015 annual meeting. At our 2015 annual meeting and each annual meeting thereafter, all directors will be elected to hold office for one-year terms expiring at the next year’s annual meeting.

The three incumbent Directors whose existing three-year terms expire in 2014 (designated as Class I Directors) are Robert M. Calderoni, John T. Dickson and Kevin J. Kennedy. These Directors will serve until the annual meeting of stockholders to be held in 2014 or until their respective successors are duly elected and qualified.

The three incumbent Directors whose existing three-year terms expire in 2015 (designated as Class II Directors) are Robert T. Bond, Kiran M. Patel and David C. Wang. These Directors will serve until the annual meeting of stockholders to be held in 2015 or until their respective successors are duly elected and qualified.

The four incumbent Directors whose existing three-year terms expire at this year’s Annual Meeting (designated as Class III Directors) are Edward W. Barnholt, Emiko Higashi, Stephen P. Kaufman and Richard P. Wallace. These Directors are up for re-election at the Annual Meeting.

There are no family relationships among our executive officers and directors.

Nominees

Four incumbent Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

The four candidates nominated by the Board for election as Directors by the stockholders are:

•	Edward W. Barnholt;

•	Emiko Higashi;

•	Stephen P. Kaufman; and

•	Richard P. Wallace.

If elected, each nominee will serve as a Director for a one-year term expiring at our 2014 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

If a quorum is present and voting, the four Director nominees receiving the highest number of affirmative votes will be elected as Directors. Votes withheld from any Director and broker non-votes are counted for purposes of determining the presence or absence of a quorum but have no other legal effect on the selection of nominees for Directors. In accordance with our corporate governance policies, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast is expected to promptly tender his or her resignation to the Board, subject to acceptance by the Board, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors that the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board held a total of seven meetings during the fiscal year ended June 30, 2013. All Directors other than Mr. Wallace meet the definition of independence within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.kla-tencor.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2013, each of the incumbent Directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period for which such person served as a Director and (b) the total number of meetings held by all Committees of the Board on which such Director served (during the periods that such Director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. Ten of the eleven Directors then serving on our Board attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA-Tencor currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward W. Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of the annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on KLA-Tencor’s needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

Board’s Role in Oversight of Risk

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA-Tencor. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation and other operating risks.

While our Board is ultimately responsible for risk oversight at KLA-Tencor, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Committee will discuss at least annually KLA-Tencor’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA-Tencor maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, internal audit and procurement teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

Audit Committee

Members During Fiscal Year 2013: Robert T. Bond, Robert M. Calderoni (Chairman), Emiko Higashi, Kiran M. Patel and David C. Wang

Meetings Held During Fiscal Year 2013: 8

Primary Responsibilities: The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, our Vice President of Internal Audit, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence: The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and the Securities Exchange Act of 1934, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director). The Board has determined that each of Mr. Calderoni, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Compensation Committee

Members During Fiscal Year 2013: Robert P. Akins (through his resignation date of May 8, 2013), Edward W. Barnholt, John T. Dickson, Stephen P. Kaufman and Kevin J. Kennedy (Chairman).

Meetings Held During Fiscal Year 2013: 6

Primary Responsibilities: The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis – Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence: The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and the Securities Exchange Act of 1934, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA-Tencor’s compensation practices, policies and programs for all employees, including the Named Executive Officers (as that term is defined on Page 61 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•	Our equity awards (including performance share awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

•

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards focus on Company-wide measures such as operating margin percentage and relative free cash flow, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

•	Our bonus plans impose caps on bonus awards to limit windfalls;

•

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

•

Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of our stock price performance.

Nominating and Governance Committee

Members During Fiscal Year 2013: Edward W. Barnholt (Chairman), Robert T. Bond, John T. Dickson and Stephen P. Kaufman.

Meetings Held During Fiscal Year 2013: 4

Primary Responsibilities: The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence: The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ and the Securities Exchange Act of 1934, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Evaluation of Director Candidates: In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, experience and capability on the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent (1%) of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our General Counsel in writing of their intent to do so and provide us with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934, or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy: Several years ago, we instituted a governance policy applicable to uncontested Director elections, which policy currently remains in effect. Under this policy, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast is expected to promptly tender his or her resignation to the Board, subject to acceptance by the Board, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA-Tencor’s current and future needs.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee only considers candidates who have demonstrated executive experience or significant high level experience in accounting, finance or a technical field or industry applicable to KLA-Tencor. In addition, as set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which may include strength of character, mature judgment, career specialization, diversity and the extent to which the candidate would fill a present need on the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of background, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA-Tencor’s needs evolve and change over time.

In evaluating Director candidates, including incumbent Directors for renomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

•

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

•

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

•	Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

•

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

•

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES

Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. The following table sets forth certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board:

Nominees for Election at the 2013 Annual Meeting

Edward W. Barnholt

Director since 1995

Age: 70

Board Committees: Compensation, Nominating and Governance (Chair)

Other Public Company Boards: Adobe Systems Incorporated (since 2005), eBay Inc. (since 2005)

Mr. Barnholt has served as Chairman of the Board of KLA-Tencor since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation.

As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, including on matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA-Tencor provides him with an extensive knowledge of our business and industry, and, as a Board member of two other public companies, Mr. Barnholt also has strong corporate governance expertise.

Nominees for Election at the 2013 Annual Meeting

Emiko Higashi

Director since 2010

Age: 53

Board Committees: Audit

Other Public Company Boards: None

Ms. Higashi is a founder of Tomon Partners, LLC, a mergers and acquisitions (“M&A”) and strategy consulting firm, and she has served as a managing director of Tomon Partners since its inception in 2003. Prior to Tomon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Prior to that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology investment banking M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, M&A and financial experience related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder of a consulting firm and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Stephen P. Kaufman

Director since 2002

Age: 71

Board Committees: Compensation, Nominating and Governance

Other Public Company Boards: Harris Corporation (since 1999), Thermo Fisher Scientific Inc. (2007 to 2010), Freescale Holdings GP, Ltd., the parent company of Freescale Semiconductor, Inc. (2004 to 2006 and 2007 to 2009)

Mr. Kaufman is currently a Senior Lecturer at the Harvard Business School, a position he has held since January 2001. From 1986 to June 2000, he was Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, electronic components and computer-related peripherals.

Nominees for Election at the 2013 Annual Meeting

Stephen P. Kaufman (Continued)

He also served as Arrow’s President from 1985 to June 1999. He was a member of Arrow’s Board of Directors from 1984 to May 2003, including serving as Arrow’s Chairman of the Board of Directors from 1994 to June 2002. Prior to joining Arrow, Mr. Kaufman served in executive capacities with Midland-Ross Corporation, a manufacturer of electrical, electronic and aerospace products and thermal systems, and, before that, was a partner at McKinsey & Co.

As the former President, Chief Executive Officer and Chairman of Arrow Electronics and a former executive and partner with other prominent business entities, Mr. Kaufman has extensive leadership experience, as well as familiarity with operational and strategic issues relating to technology-focused companies with international operations. He also possesses significant experience analyzing and addressing business issues as a result of his former executive and partner roles and his current position as a respected lecturer at Harvard Business School. In addition, Mr. Kaufman’s service as a Board member of other public companies for more than 25 years and as a lecturer on issues of Board governance provides Mr. Kaufman with valuable corporate governance expertise.

Richard P. Wallace

Director since 2006

Age: 53

Board Committees: None

Other Public Company Boards: NetApp, Inc. (since 2011), Beckman Coulter, Inc. (2009 to 2011)

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 25 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace has also previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

Nominees for Election at the 2013 Annual Meeting

Richard P. Wallace (Continued)	As our President and Chief Executive Officer and a KLA-Tencor employee for over two decades, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA-Tencor, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA-Tencor and NetApp, as well as past service on the Boards of Beckman Coulter and a significant industry organization, give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Directors Whose Current Terms Expire in 2014 (Designated as Class I Directors)

Robert M. Calderoni

Director since 2007

Age: 53

Board Committees: Audit (Chair)

Other Public Company Boards: Juniper Networks (since 2003)

Mr. Calderoni currently serves as an executive of SAP AG, a leader in enterprise application software, following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of collaborative business commerce software solutions. His current roles with SAP include Chief Executive Officer of SAP’s Ariba subsidiary (a role he has held since the acquisition) and President, SAP Cloud (since June 2013). He also has served as a member of SAP’s Global Managing Board since November 2012. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a Board member of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. From 2001 to 2004, Mr. Calderoni also served as Ariba’s President and, before that, as Ariba’s Executive Vice President and Chief Financial Officer. From 1997 to 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a global manufacturer of labeling, imaging and adhesive materials.

As a senior executive with SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of two public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

Directors Whose Current Terms Expire in 2014 (Designated as Class I Directors)

John T. Dickson

Director since 2007

Age: 67

Board Committees: Compensation, Nominating and Governance

Other Public Company Boards: Avago Technologies Limited (since 2012), Freescale Semiconductor, Ltd. (2012 to 2013), National Semiconductor Corporation (2006 to 2010), Mettler-Toledo International Inc. (2001 to 2009)

Most recently, from May 2010 to January 2012, Mr. Dickson served as Executive Vice President and head of operations of Alcatel-Lucent, a global telecommunications corporation, also serving as a member of Alcatel-Lucent’s Management Committee. From July 2010 to December 2011, Mr. Dickson also served as a member of the Board of Directors and Audit Committee of Alcatel-Lucent Shanghai Bell, a joint venture between Alcatel-Lucent and the Chinese government’s State-Owned Assets Supervision and Administration Commission. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a leader in semiconductors and software solutions for storage, mobility and networking markets, a position he held from August 2000 until October 2005, and he also served as a Board member of Agere from March 2001 until October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; and Chairman and Chief Executive Officer of SHOgraphics, Inc., a developer of three-dimensional graphics systems, as well as senior roles with ICL, Plc, a computer hardware, software and service company, in the United Kingdom and Texas Instruments, Inc. in Europe.

As a result of his former positions as a senior executive at global technology organizations such as Agere, Alcatel-Lucent, Lucent and AT&T, Mr. Dickson provides the Board with significant leadership, operations and technology experience, including extensive knowledge of the semiconductor industry and experience managing international business operations. Also, from his current and past service as a Board member with other companies, including several other semiconductor companies, Mr. Dickson offers a broad understanding of the role and responsibilities of the Board and valuable insight on a variety of significant industry issues.

Directors Whose Current Terms Expire in 2014 (Designated as Class I Directors)

Kevin J. Kennedy

Director since 2007

Age: 57

Board Committees: Compensation (Chair)

Other Public Company Boards: Digital Realty Trust, Inc. (since March 2013), JDS Uniphase Corporation (2001 to 2012), Polycom, Inc. (2008 to 2009), Rambus, Inc. (2003 to 2008)

Mr. Kennedy currently serves as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he has held since January 2009. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by President Barack Obama.

As the current President and Chief Executive Officer of Avaya and a former senior executive at JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology issues. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Directors Whose Current Terms Expire in 2015 (Designated as Class II Directors)

Robert T. Bond

Director since 2000

Age: 70

Board Committees: Audit, Nominating and Governance

Other Public Company Boards: None

Mr. Bond previously served for over 19 years as an officer and advisor for Rational Software Corporation, a provider of integrated solutions to automate the software development process. He held various executive positions at Rational Software for 15 years of his service to the company, including as its Chief Operating Officer and Chief Financial Officer from 1996 to 1998 and as its Executive Vice President and General Manager of International Operations from 1990 to 1995. Prior to that, Mr. Bond was employed by Hewlett-Packard Company from 1967 to 1983 and held various management positions during his tenure there.

As a former officer of Rational Software with significant operational responsibility (including as the company’s Chief Operating Officer and its General Manager of International Operations) and a member of management at Hewlett-Packard, Mr. Bond has substantial operations and corporate management experience dealing with complex issues faced by global technology companies, including managing international operations, mergers and acquisitions, marketing, sales, product development and finance. In addition, as the former Chief Financial Officer of Rational Software, Mr. Bond possesses an extensive understanding of finance matters and corporate capital structure.

Kiran M. Patel

Director since 2008

Age: 65

Board Committees: Audit

Other Public Company Boards: None

Mr. Patel recently retired from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he held from December 2008 until September 2013. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds.

Directors Whose Current Terms Expire in 2015 (Designated as Class II Directors)

Kiran M. Patel (Continued)	As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

David C. Wang

Director since 2006

Age: 69

Board Committees: Audit

Other Public Company Boards: Terex Corporation (since 2008)

Mr. Wang retired in July 2011 from his position as Vice President of International Relations of The Boeing Company (a position he had held since November 2002), and he also served as the President of Boeing-China from November 2002 to March 2011. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He has also served on a number of non-profit boards.

Due to his former positions as the Vice President of International Relations of The Boeing Company, the President of Boeing-China and an executive in several international locations for GE, Mr. Wang offers significant leadership experience, as well as an extensive knowledge of key business issues in the international locations of some of our most significant customers. With over 30 years of operational experience, primarily in Asia, Mr. Wang offers our Board a deep understanding of growth and competitive issues within changing markets, as well as the challenges involved in building competitive businesses in multi-cultural environments.

DIRECTOR COMPENSATION

Employee Directors

Members of the Board who are employees of the Company do not receive any additional compensation for their services as Directors.

Outside Directors

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Incentive Plan and, to the extent consisting of stock options, may also be provided under our 1998 Outside Director Option Plan, both of which were approved by our stockholders.

Outside Director Restricted Stock Unit Awards

Under the Company’s Outside Director compensation program for fiscal year 2013, at last year’s annual meeting of stockholders, each Outside Director was awarded restricted stock units covering shares of our Common Stock with an aggregate market value of $120,000 based on the market closing price of our Common Stock on the date of the award. As a result, based on the market closing price of our Common Stock on November 7, 2012 ($46.92 per share), each Outside Director at that time received a restricted stock unit award covering 2,558 shares of Common Stock (other than the Chairman of the Board, who received 1.5 times that number as described below). The restricted stock units awarded to the Outside Directors at last year’s annual meeting were made with respect to their Board service for fiscal year 2013. The restricted stock units will vest upon completion of one year of Board service measured from the date of grant, and the underlying shares will be issued immediately at that time.

This policy will also be in effect with respect to the Annual Meeting.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Cash Compensation

For fiscal year 2013, each Outside Director received an annual retainer fee of $75,000 (other than the Chairman of the Board, who received two times that amount as described below), paid quarterly, and meeting fees of $2,500 for each Board meeting attended in person, $1,250 for each Board meeting attended by telephone conference call, $1,500 for each Committee meeting attended in person, and $750 for each Committee meeting attended by telephone conference call. Each Committee Chair also received an additional annual retainer. For fiscal year 2013, the additional annual retainer paid to the Chairman of the Audit Committee was $30,000, the additional annual retainer paid to the Chairman of the Compensation Committee was $20,000, and the additional annual retainer paid to the Chairman of the Nominating and Governance Committee was $10,000. Outside Directors also are reimbursed for their reasonable expenses incurred in attending Board and Committee meetings.

The cash compensation component of the Outside Director compensation program will continue to remain in effect unchanged for fiscal year 2014.

Non-Executive Chairman

For fiscal year 2013, our policy was that, if the Chairman of the Board was not an executive of the Company (as was the case, with Mr. Barnholt serving as Chairman), the Chairman’s annual retainer fee would be two times the regular level for Outside Directors, and the Chairman’s equity awards would be 1.5 times the regular level for Outside Directors. This policy will continue to remain in effect for fiscal year 2014.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her director fees, pursuant to our Executive Deferred Savings Plan, a nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among a variety of investment funds. For further information regarding our Executive Deferred Savings Plan, including the list of investment funds available under the plan during fiscal year 2013, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Messrs. Barnholt, Bond, Patel and Wang participated in this plan during fiscal year 2013, though none of them made new contributions during the fiscal year.

Stock Ownership Guidelines

We have adopted a policy, approved by the Board, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own at least a number of shares of our Common Stock with a market value of at least three (3) times the standard annual cash retainer paid to the Outside Directors, as that retainer may be changed from time to time. Shares of Common Stock underlying unvested restricted stock units held by the Directors count toward this ownership requirement. As of the Record Date, each of our current Outside Directors was in compliance with this stock ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2013 who served on our Board during the year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Robert P. Akins(4)	91,000	115,936	(5)	—	—	206,936
Edward W. Barnholt	188,000	173,859		—	—(6)	361,859
Robert T. Bond	103,750	115,936		—	—(6)	219,686
Robert M. Calderoni	123,250	115,936		—	—	239,186
John T. Dickson	102,250	115,936		—	—	218,186
Emiko Higashi	97,250	115,936		—	—	213,186
Stephen P. Kaufman	99,500	115,936		—	—	215,436
Kevin J. Kennedy	114,250	115,936		—	—	230,186
Kiran M. Patel	96,500	115,936		—	—(6)	212,436
David C. Wang	97,750	115,936		—	—(6)	213,686

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2013, regardless of whether the fees were actually paid during the fiscal year. The aggregate amounts consist of the following payments:

Name	Annual Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Non-Executive Chairman of the Board – Additional Retainer ($)	Committee Chairperson – Additional Retainer ($)	Total ($)
Robert P. Akins	75,000	10,000	6,000	—	—	91,000
Edward W. Barnholt	75,000	13,750	14,250	75,000	10,000	188,000
Robert T. Bond	75,000	13,750	15,000	—	—	103,750
Robert M. Calderoni	75,000	10,000	8,250	—	30,000	123,250
John T. Dickson	75,000	13,750	13,500	—	—	102,250
Emiko Higashi	75,000	12,500	9,750	—	—	97,250
Stephen P. Kaufman	75,000	12,500	12,000	—	—	99,500
Kevin J. Kennedy	75,000	12,500	6,750	—	20,000	114,250
Kiran M. Patel	75,000	12,500	9,000	—	—	96,500
David C. Wang	75,000	13,750	9,000	—	—	97,750

(2)

The amounts shown represent the aggregate grant date fair value of restricted stock units (“RSUs”) awarded to each Outside Director during fiscal year 2013, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date, reduced by the present value of estimated forgone dividends over the vesting period. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August 8, 2013. On November 7, 2012, each Outside Director was granted an RSU award covering 2,558 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award covering 1.5 times that number of shares, or 3,836 shares, as described above under the heading “Non-Executive Chairman”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director as of June 30, 2013:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying All of Director’s RSU Awards as of June 30, 2013 (#)
Robert P. Akins	—
Edward W. Barnholt	3,836
Robert T. Bond	2,558
Robert M. Calderoni	2,558
John T. Dickson	2,558
Emiko Higashi	2,558
Stephen P. Kaufman	2,558
Kevin J. Kennedy	2,558
Kiran M. Patel	2,558
David C. Wang	2,558

(3)	No stock options were granted to any of the Outside Directors during fiscal year 2013. The following table shows, for each Outside Director, the aggregate number of shares subject to all outstanding options held by that Outside Director as of June 30, 2013:

Name	Number of Shares Subject to All Outstanding Options Held as of June 30, 2013 (#)
Robert P. Akins	—
Edward W. Barnholt	20,625
Robert T. Bond	23,750
Robert M. Calderoni	3,750
John T. Dickson	2,500
Emiko Higashi	—
Stephen P. Kaufman	21,250
Kevin J. Kennedy	2,500
Kiran M. Patel	—
David C. Wang	6,250

(4)	Mr. Akins resigned from the Company’s Board effective as of May 28, 2013.

(5)	In connection with Mr. Akins’ resignation from the Board, in accordance with the Company’s policy adopted in February 2008 by the Compensation Committee of the Board, Mr. Akins’ RSU granted on November 7, 2012, which was unvested as of the date of Mr. Akins’ resignation, was cancelled in its entirety.

(6)	As noted above, of the current Outside Directors, only Messrs. Barnholt, Bond, Patel and Wang participated in our Executive Deferred Savings Plan (“EDSP”) during fiscal year 2013. We have concluded that, because the Outside Directors’ EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings under the EDSP during fiscal year 2013 for the Outside Directors who participated in such plan were as follows: (a) Mr. Barnholt: $154,238; (b) Mr. Bond: $57,096; (c) Mr. Patel: $17,295; and (d) Mr. Wang: $71.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting and Maintaining Governance Standards

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.kla-tencor.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

Monitoring Board Effectiveness

It is important that our Board and its Committees are performing effectively and in the best interests of KLA-Tencor and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership.

Conducting Formal Independent Director Sessions

At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors

The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Communications with the Board

Stockholders may communicate with the Board by writing to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Whistleblower Hotline and Website

The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

Ensuring Auditor Independence

KLA-Tencor has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our outside auditors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Kennedy (Chair), Barnholt, Dickson and Kaufman. Robert P. Akins also served on the Compensation Committee during fiscal year 2013 until his resignation from the Board in May 2013. None of these individuals was an officer or employee of KLA-Tencor at any time during fiscal year 2013 or at any other time. During fiscal year 2013, there was no instance where an executive officer of KLA-Tencor served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.

Stockholder Nominations to the Board

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Governance Committee.”

Majority Voting Policy

Please see “PROPOSAL ONE: ELECTION OF DIRECTORS – Vote Required and Recommendation.”

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING JUNE 30, 2014

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2014. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2013 and 2012 were as follows:

Services Rendered/Fees	2013	2012
Audit Fees(1)	$2,943,412	$2,610,575
Audit-Related Fees	—	—

Total Audit and Audit-Related Fees	$2,943,412	$2,610,575
Tax Compliance	$293,609	$617,922
Tax Planning and Consulting	$123,820	$32,665

Total Tax Fees(2)	$417,429	$650,587
All Other Fees(3)	$2,600	$2,600

(1)	Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2013 and 2012, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2013 and 2012, and fees for services related to statutory and regulatory filings or engagements.

(2)	Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(3)	Represents fees for services other than those described above, such as software license fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2014.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

PROPOSAL THREE:

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA-Tencor’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as that term is defined on Page 61 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement. This vote is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year, until the Board decides to hold the next advisory vote regarding the frequency of advisory votes on executive compensation.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA-Tencor, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA-Tencor Corporation’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA-Tencor’s stockholders and will carefully assess the voting results and consider the impact of such vote on our compensation policies and decisions.

Vote Required

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL FOUR:

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2004 EQUITY INCENTIVE PLAN

Our Board of Directors has approved the amendment and restatement of our 2004 Equity Incentive Plan (the “2004 Equity Plan”) that is the subject of this Proposal Four, subject to approval by our stockholders at this year’s Annual Meeting. The amended and restated plan will become effective, and will replace the current plan, upon approval by stockholders. If our stockholders do not approve the amended and restated plan, the current plan will expire in June 2014, and we will be unable to grant equity awards to our employees following the expiration of the plan.

Summary of Changes

The material changes we are proposing to the 2004 Equity Plan are:

•	Extending the term of the plan until November 6, 2023, which is the ten-year anniversary of the Annual Meeting date;

•	Increasing the maximum number of shares of our Common Stock authorized for issuance over the term of the plan by an additional 2,900,000 shares from 32,000,000 to 34,900,000 shares;

•

Giving the plan administrator the ability to grant “dividend equivalent” rights in connection with awards of restricted stock units (“RSUs”), performance shares, performance units and deferred stock units, representing the right to receive accrued dividends on awards once the underlying awards vest; and

•

Increasing the full value award multiplier from 1.8 to 2.0, meaning that, for awards of RSUs, performance shares, performance units and deferred stock units granted on or after November 6, 2013, any shares of our Common Stock issued under those awards will count against our plan reserve as two shares.

We are also proposing some technical administrative and wording changes that are described below in this Proposal Four.

In addition to approving the plan changes described in this Proposal Four, approval of this Proposal Four will also constitute reapproval of the material terms of the 2004 Equity Plan, including the list of corporate performance goals through which certain awards made under the plan may be earned in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). By approving the material terms of the 2004 Equity Plan, our stockholders will be reapproving, among other things, eligibility requirements for participation in the plan, performance measures upon which specific performance goals applicable to full value awards may be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the plan and awards to be granted under the plan. If our stockholders do not approve the 2004 Equity Plan, our Chief Executive Officer and three most highly compensated officers (other than the Chief Financial Officer) would not be eligible to receive awards under the plan.

About Our Request for Additional Shares

We have historically used awards under the 2004 Equity Plan as an important part of our compensation program. We have significantly reduced our share usage under our employee compensation program by recently adopting a cash-based long-term incentive program for many of our employees, and, as a result of that program, we currently only grant RSUs and performance shares to senior executives and RSUs to members of our Board of Directors under the plan. However, we believe that having the ability to grant equity awards to our senior executives, as well as to our Directors and potentially to non-executive employees in the future, is an essential recruiting and retention tool that allows us to offer competitive compensation packages and aligns the interests of the award holders with the interests of other stockholders. The proposed amendments to the 2004 Equity Plan will assure that a sufficient reserve of Common Stock remains available under the plan to allow us to continue to provide equity incentives to our key personnel on a competitive level.

We currently determine the number of shares subject to most of the awards we grant under the 2004 Equity Plan by converting a target dollar value to a number of shares using a single-day or multiple-day calculation of our stock price. As a result, the number of shares we use for awards under the plan can vary over time based on our stock price. When our stock price is higher, we will tend to use fewer shares, and when our stock price is lower, we will tend to use more shares. Our use of shares under the plan also depends on the number of employees and Directors who receive awards under the plan. Our usage can go up, for example, if we hire additional executives or if we expand our use of equity awards to non-executive employees throughout the Company.

In determining the number of shares we are asking stockholders to approve for addition to the 2004 Equity Plan, our management and Board considered a number of factors, including the following:

•	Historical Grant Practices: The Board considered the historical amounts of equity awards we have granted in the past three fiscal years, as listed in the following table:

Fiscal Year	RSU and Performance Share Awards Granted (Rounded to Nearest Thousand)	Weighted- Average Shares Outstanding	Unadjusted Burn Rate

2011	2,256,000	167,261,000	1.35%

2012	2,303,000	166,795,000	1.38%

2013	1,055,000(1)	166,089,000	0.64%

(1)	For purposes of this table, the fiscal year 2013 performance shares are counted at the maximum number of shares earnable under such awards. The determination regarding the extent to which the fiscal year 2013 performance share awards are earned will be made by the Compensation Committee following the completion of fiscal year 2015.

The share numbers in the table above represent actual shares and do not give effect to the plan multiplier applicable to full value awards. Our one-year and three-year burn rates are below industry guidelines recommended by Institutional Shareholder Services.

The Board gave greater weight to the fiscal year 2013 burn rate data, which reflects the impact of our recent adoption of a cash-based long-term incentive program for most of our employees and is therefore more representative of our anticipated future burn rate.

•

Forecasted Grant Practices. We currently forecast that the requested share increase will be sufficient to help us achieve our recruiting and retention efforts for our senior executives and Directors for the next three years. However, a change in business conditions or Company strategy could alter this projection. Based on our equity grant practices during fiscal year 2013 and to date in fiscal year 2014 (i.e., since we adopted a cash-based long-term incentive program for most of our employees), we currently forecast granting full value awards (in the form of RSUs and performance shares, measured at their maximum) covering approximately 1,100,000 shares per year for the next three years.

The projected annual grant level of 1,100,000 shares per year would represent an unadjusted burn rate of approximately 0.66% of our outstanding shares of Common Stock as of June 30, 2013. We project cancellation of options and forfeitures of RSU and performance share awards of approximately 60,000 shares per year based on historical rates and the anticipated impact of the recent changes to our long-term incentive program. If our expectation of cancellations and forfeitures is accurate, our net grants (grants less cancellations and forfeitures) over the next three years would be approximately 3,120,000 shares, or approximately 1.89% of our outstanding shares of Common Stock as of June 30, 2013.

•	Awards Outstanding Under Existing Grants. As of September 4, 2013, we had:

-	Outstanding grants of approximately 1,020,000 stock options and 5,389,000 unvested RSU and performance share awards;

-	1,659,590 shares available for future issuance under our 1998 Outside Director Option Plan, which only permits the issuance of stock options to our non-employee Board members; and

-	3,853,044 shares available for future issuance under the 2004 Equity Plan.

Our outstanding equity awards plus the shares available for future issuance under our equity plans (in each case, not including under our employee stock purchase plan), as listed above, represented approximately 7.21% of our June 30, 2013 outstanding shares of Common Stock (commonly referred to as the “overhang”). Subject to approval of the amended 2004 Equity Plan by our stockholders, the outstanding awards as of September 4, 2013 plus the shares available for future issuance under our equity plans (including the 2,900,000 additional shares being requested under the 2004 Equity Plan) will result in overhang of approximately 8.96%.

As of September 17, 2013, a total of 3,855,538 shares were available under the 2004 Equity Plan. Because we intend to continue our current practice of only granting full value awards from the 2004 Equity Plan, we are assuming that the 2.0x multiplier that we are adopting as part of this amendment proposal will apply to all awards on or after the date of this year’s Annual Meeting. Applying that multiplier, we believe that the existing shares available under the 2004 Equity Plan plus the additional shares we are requesting under this Proposal Four will be sufficient to meet our equity award requirements for approximately the next three years.

Plan Description

The following is a summary of the material terms and provisions of the 2004 Equity Plan, as proposed to be amended. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Equity Plan, and is subject to, and qualified in its entirety by, the provisions of the 2004 Equity Plan. A copy of the actual plan document is attached as Appendix A to this Proxy Statement.

Types of Awards

The following types of awards may be made under the 2004 Equity Plan:

•	incentive stock options under Section 422 of the Code;

•	nonqualified stock options;

•	stock appreciation rights (“SARs”);

•	restricted stock units (“RSUs”);

•	performance shares;

•	performance units; and

•	deferred stock units.

In addition, if this Proposal Four is approved by our stockholders, the 2004 Equity Plan will allow the plan administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, performance shares, performance units or deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Under the proposed amended terms of the 2004 Equity Plan, the dividend equivalents, if issued, would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

We believe that it is desirable to give the Committee the flexibility to award dividend equivalents on RSUs, performance shares, performance units and deferred stock units. Dividend equivalents enable the award recipient to receive the full value of our Common Stock, including dividends that are declared during the award’s vesting period, if the award is eventually earned and vests. In addition, granting dividend rights to award holders further aligns the interests of our senior executives with the interests of our stockholders and strengthens the retentive power of the awards.

Shares Available

If our stockholders approve this Proposal Four, including the proposed 2,900,000-share increase to the plan reserve, the maximum number of shares of Common Stock authorized for issuance over the term of the 2004 Equity Plan will be limited to 34,900,000 shares.

Under the current version of the 2004 Equity Plan, any shares issued under the plan pursuant to an RSU, performance share or deferred stock unit award reduces the total number of shares available for issuance under the plan at the rate of 1.8 shares for every one share issued pursuant to such award. However, if our stockholders approve this Proposal Four, that full value multiplier will be increased to 2.0, such that shares issued under any such award (or under dividend equivalent rights associated with any such award) will reduce the total number of shares available for issuance under the plan at the rate of 2.0 shares for every one share issued pursuant to such award. We are proposing this change to more closely align our plan terms with the full value award weighting methodologies applied by certain key stockholders and institutional advisors.

Awards (or any portion thereof) that are settled in cash do not reduce the share reserve. Accordingly, awards of performance units, which are only able to be settled in cash, will not reduce the share reserve under the 2004 Equity Plan, along with other awards that the Administrator designates to be settled in cash.

Shares underlying the following types of awards (including awards granted prior to stockholder approval of the amended plan) will be added back to the number of shares reserved for issuance under the 2004 Equity Plan and will accordingly be available for subsequent issuance:

•	Awards that are canceled, that expire or otherwise terminate without the issuance of shares;

•	RSUs, performance shares, performance units or deferred stock units that are forfeited; and

•

Unvested shares issued under the plan that either are forfeited by the participants or repurchased by us (at not more than the original exercise or issue price paid per share) pursuant to our repurchase rights under the plan.

Upon the exercise of any SAR granted under the plan, the total number of shares covered by the portion of the exercised award, whether or not actually issued upon the exercise, will cease to be available under the plan. If our stockholders approve this Proposal Four, then, if the exercise price of an option or other stock purchase right under the 2004 Equity Plan is paid with shares of our Common Stock, the authorized reserve under the plan will be reduced by the total number of shares covered by the exercised portion of the award (as opposed to just the net shares issued upon the exercise). We are proposing this modification to ensure that the plan does not contain “liberal share counting” provisions, as that term is interpreted by Institutional Shareholder Services.

Shares withheld by the Company to pay taxes on an award will not be added back to the pool.

Plan Administration

The plan may be administered by our Board of Directors or by a committee of Board members appointed by our Board (the “Administrator”). The Administrator has the authority to, among other things, interpret the plan terms, determine the recipients and terms of awards, and amend the terms of existing awards (other than repricing outstanding options or SARs, which requires stockholder approval, as described further below). All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of awards under the 2004 Equity Plan and on all persons deriving their rights therefrom.

Eligibility

Awards may be granted to our employees, consultants and members of our Board. Incentive stock options may only be granted to employees. As of September 17, 2013, all six of our current executive officers, all nine of our non-employee members of the Board and approximately 5,992 other employees were eligible to participate in the 2004 Equity Plan.

Performance Goals

At the Administrator’s discretion, awards under the 2004 Equity Plan may be made subject to the attainment of performance goals relating to one or more of the following performance measures:

•	Total stockholder return;

•	Earnings or net income per share;

•	Net income or operating income;

•	Earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization;

•	Sales or annual revenue targets;

•	Return on assets, equity or sales;

•	Cash flow, operating cash flow or cash position;

•	Market share;

•	Cost reduction goals;

•	Budget comparisons;

•	Operating margin;

•	Implementation or completion of projects or processes strategic or critical to our business operations;

•	Measures of customer satisfaction;

•	Any combination of, or a specified increase in, any of the foregoing;

•	Economic value added; and

•

The formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

For each performance goal, the Administrator may set a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Administrator may structure any performance goal at the time of the award to provide for appropriate adjustment for one or more of the following items:

•	Asset impairments or write-downs;

•	Litigation judgments or claim settlements;

•	The effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results;

•	Accruals for reorganization and restructuring programs;

•

Any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

•	The operations of any business we acquire;

•	Divestiture of one or more business operations or the assets thereof; and

•	Any other adjustment consistent with the operation of the 2004 Equity Plan.

Stockholder approval of this Proposal Four will also constitute reapproval of the foregoing list of performance goals for purposes of Section 162(m) of the Code, which requires that such performance goals, along with certain other material terms of such plans, be reapproved at least every five years. The performance goals and terms of the 2004 Equity Plan were last approved by our stockholders in November 2009. If this Proposal Four is approved by our stockholders, then making awards under the 2004 Equity Plan subject to the performance goals listed above may allow compensation payable under the awards to be viewed as performance-based compensation for purposes of Section 162(m) of the Code, which limits the deductibility for tax purposes of non-performance-based compensation paid to some of our executive officers. Awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code will be subject to any limits or conditions necessary to qualify the awards as performance-based compensation for purposes of Section 162(m).

Capital Changes

If we make any change to our outstanding Common Stock by virtue of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our Common Stock, exchange of shares, spin-off transaction or other change in our capital structure described in the 2004 Equity Plan, the Administrator will adjust the number and class of shares available for issuance under the plan, the number, class and price of shares or other property or cash subject to outstanding awards and the per-person limits on awards, as appropriate, to reflect the transaction.

Change of Control

In the event of a change of control of KLA-Tencor, the successor corporation (or its parent or subsidiary) will assume each outstanding award under the 2004 Equity Plan or replace that award with a substantially equivalent award which preserves the economic value of the replaced award. To the extent the successor corporation refuses to assume the outstanding awards or to substitute equivalent awards, those awards will become 100% vested at the time of the change of control. The Administrator will also have the discretion to structure awards under the plan so that the awards will become 100% vested upon a change of control, regardless of whether or not the options are assumed or substituted, or upon the subsequent termination of the participant’s employment.

A change of control will be deemed to occur for purposes of the 2004 Equity Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of our Board of Directors as a result of one or more contested elections for Board membership.

If our stockholders approve this Proposal Four, the definition of the term “Change of Control” in the 2004 Equity Plan will be amended to clarify that the transactions described above only constitute a change of control upon the consummation of the applicable transaction. We are proposing this revision to ensure that the acceleration benefits described in the plan are not triggered prior to the actual completion of the change of control transaction.

No Repricing

The 2004 Equity Plan prohibits the reduction of the exercise price of an outstanding option or SAR (typically referred to as a “repricing”), unless stockholder approval of the repricing is obtained. We have not engaged in any repricing programs which have resulted in a reduction to the exercise price of outstanding options or SARs under the plan.

If our stockholders approve this Proposal Four, the 2004 Equity Plan will be amended to expand the types of repricings prohibited by the plan to include the cancellation of options or SARs in exchange for not only another award under the plan, but also for cash (or a combination of cash and new awards). We are proposing this modification to ensure that this provision is consistent with the best practices sought by stockholders and institutional advisors.

Leave of Absence

Under the existing version of the 2004 Equity Plan, if a participant goes on a leave of absence, the vesting of all of the participant’s outstanding awards ceases immediately until he or she returns to work, unless otherwise required by law or as otherwise determined by the Administrator.

If our stockholders approve this Proposal Four, this provision will be revised to state that, unless the Administrator provides otherwise, a participant’s awards will continue to vest during a leave of absence. We are proposing this change to eliminate the administrative burden created by the existing provision, and because we believe that the proposed construct represents the more typical current treatment of leaves of absence in the marketplace.

Amendment, Suspension and Termination of the 2004 Equity Plan

Our Board may amend, suspend or terminate the 2004 Equity Plan at any time, though stockholder approval may be required for certain amendments to the extent necessary to comply with applicable laws or regulations.

The existing version of the 2004 Equity Plan provides that it will terminate in June 2014 (ten years after the date the plan was first approved by our stockholders). If our stockholders approve this Proposal Four, the termination date of the 2004 Equity Plan will be extended to November 6, 2023 (the ten-year anniversary of the date of this year’s Annual Meeting). Equity awards constitute a significant component of our executive and Director compensation programs, as they serve to align the interests of our officers and Directors with the interests of our stockholders, and we can only continue granting such awards if the term of the plan is extended.

Valuation

Our Common Stock is listed on the NASDAQ Global Select Market. Accordingly, the fair market value of our Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Common Stock (or the closing bid if no sales were reported) on that date. On September 17, 2013, the fair market value of a share of our Common Stock determined on that basis was $61.68.

Award Types – Material Terms

As noted above, the types of awards that may be made under the 2004 Equity Plan are incentive stock options, nonqualified stock options, SARs, RSUs, performance shares, performance units and deferred stock units. In addition, if this Proposal Four is approved by our stockholders, the 2004 Equity Plan will allow the plan administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, performance shares, performance units or deferred stock units.

Stock Options

Stock options give the holder the right to purchase shares from us at a specified price and for a specified period of time. The plan permits the grant of both incentive stock options and nonqualified stock options. Incentive stock options are stock options that qualify for treatment under Section 422 of the Code. Only employees of the Company or its subsidiaries can receive incentive stock options. Nonqualified stock options are stock options that do not qualify as incentive stock options. Employees, Directors and consultants can receive nonqualified stock options.

The Administrator will fix the term of each option at the time of grant. The term cannot be longer than ten years from the date of grant, or five years in the case of an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of the Company or any of its subsidiaries. After an option is granted, the Administrator, in its sole discretion, may accelerate the exercisability of the option.

The exercise price for each option may not be less than 100% of the fair market value of a share of our Common Stock on the date the option is granted, or less than 110% of such fair market value in the case of an incentive stock option granted to a stockholder who holds more than 10% of the combined voting power of the Company or any of its subsidiaries. No person can be granted stock options and SARs that, in the aggregate, cover more than 400,000 shares in any fiscal year; provided that this maximum increases to 1,200,000 for the fiscal year in which a participant begins his or her service with us. Stockholder approval of this Proposal Four will constitute reapproval of the 400,000 and 1,200,000 share limitations for purposes of Section 162(m) of the Code.

When a holder exercises a stock option granted under the plan, the holder must pay the exercise price in full and make arrangements acceptable to us for the satisfaction of applicable tax withholding requirements. The method of payment is determined by the Administrator, and may be in cash, check, other shares of common stock or any other form that is considered legal consideration for the shares and is permitted under applicable law.

When an individual’s employment with the Company or service as a Director ends, all stock options that are not then exercisable will terminate. To the extent that it is then exercisable, a stock option may remain exercisable for a period determined by the Administrator, but not longer than the original term of the option.

Stock Appreciation Rights (“SARs”)

A SAR gives the holder the right, upon exercise of the SAR, to receive any future appreciation in the value of the shares subject to the award. The appreciation may be paid in cash or shares of equal value or a combination of the two. The value we will pay upon the exercise of a SAR is equal to the product of the number of shares for which the award is exercised and the difference between the fair market value of a share of our stock on the day of exercise (or the day before) and the base price, which cannot be lower than the fair market value of a share on the date of grant (except in certain limited situations described in the plan). No person can be granted stock options and SARs that, in the aggregate, cover more than 400,000 shares in any fiscal year; provided that this maximum increases to 1,200,000 for the fiscal year in which a participant begins his or her service with us.

Like stock options, the maximum term of a SAR is ten years. When an individual’s employment with the Company or service as a Director ends, all SARs that are not then exercisable will terminate. To the extent that it is then exercisable, a SAR may remain exercisable for a period determined by the Administrator, but not longer than the original term of the right.

If our stockholders approve this Proposal Four, the plan will be amended to provide that the exercise price of SARs may not be less than the fair market value of the Common Stock on the grant date. Though we have not historically granted SARs, we are proposing this change to ensure that the plan document is consistent with the best practices sought by stockholders and institutional advisors.

Restricted Stock Units (“RSUs”)

An RSU entitles the holder to receive a share of our Common Stock after the passage of a vesting period. An RSU award may also require that one or more performance goals be met for the award to vest. When an RSU vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

No person can be granted RSUs and performance shares that, in the aggregate, cover more than 200,000 shares in any fiscal year; provided that this maximum increases to 600,000 for the fiscal year in which a participant begins his or her service with us. Stockholder approval of this Proposal Four will constitute reapproval of the 200,000 and 600,000 share limitations for purposes of Section 162(m) of the Code.

Performance Shares

Like RSUs, a performance share entitles the holder to receive a share of our Common Stock after the passage of a vesting period. The vesting conditions for a performance share will typically be based principally or solely on achievement of performance milestones, but they nay also include a service-based component. When a performance share vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

No person can be granted RSUs and performance shares that, in the aggregate, cover more than 200,000 shares in any fiscal year; provided that this maximum increases to 600,000 for the fiscal year in which a participant begins his or her service with us.

Performance Units

Performance units are similar to performance shares, except that they will be settled in a cash amount equal to the fair market value of the underlying shares of our Common Stock as measured as of the vesting date. The shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement of performance unit awards. No person can be granted a performance unit award in excess of $1 million in any fiscal year, except that an award of up to $3 million may be made to a participant in the fiscal year in which he or she commences service with us. Stockholder approval of this Proposal Four will also constitute reapproval of the $1 million and $3 million limitations for purposes of Section 162(m) of the Code.

Deferred Stock Units

A deferred stock unit award will consist of a restricted stock unit, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator in compliance with the applicable requirements of Section 409A of the Code. Deferred stock units are subject to the same individual annual limits that apply to the applicable type of award.

Dividend Equivalents

If this Proposal Four is approved by our stockholders, the 2004 Equity Plan will allow the Administrator to issue, in its discretion, “dividend equivalent” rights with respect to RSUs, performance shares, performance units or deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Under the proposed amended terms of the 2004 Equity Plan, the dividend equivalents, if issued, would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards).

Federal Income Tax Treatment

The following paragraphs summarize the material federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2004 Equity Plan. Tax consequences for any particular individual may be different. The following discussion assumes that, with respect to options and SARs, the fair market value of our Common Stock on the date of exercise is greater than the per share exercise price.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to mandatory tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares purchased would be capital gain or loss. We will be entitled to an income tax deduction, for the year in which the participant recognizes the ordinary income, equal to the amount of ordinary income recognized by the participant with respect to the exercised nonqualified option.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to the taxation for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, then (a) he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option, and (b) we will be entitled to an income tax deduction, for the taxable year in which the sale occurs, equal to the amount of ordinary income recognized by the participant. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Stock Appreciation Rights

No taxable income is reportable when a SAR with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. A participant who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the participant.

Restricted Stock Units and Performance Shares

No taxable income is recognized by the participant at the time RSUs or performance shares are granted. The participant will recognize ordinary income in the year in which the shares subject to the award are actually issued to him or her. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we must collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Performance Units

No taxable income is recognized by the participant at the time performance units are granted. The participant will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the cash received in settlement, and we collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant at the time the performance units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Deferred Stock Units

A participant will generally be subject to employment taxes (e.g., Social Security and Medicare taxes) on the vesting date of a deferred stock award equal to the value of the vested shares received minus any amount paid for the shares. A participant will generally recognize taxable income upon receipt of the shares subject to the deferred stock award, and that taxable income will be in an amount equal to the value of the issued shares minus any amount paid for the shares, and we must collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Dividend Equivalents

Dividend equivalents will generally be subject to tax as dividends as if they were paid on the vesting date of the underlying award.

Deductibility of Executive Compensation

We will generally be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes the income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our CEO and other specified highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of those executives will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include, among others, periodic stockholder approval of the plan and its material terms, setting limits on the number of awards that any employee may receive and, for awards other than certain stock options and SARs, establishing performance criteria that must be met before the award actually will vest or be paid. We have designed the 2004 Equity Plan, and stockholder approval of the plan is intended, to permit, but not require, the Adminsitrator to grant awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with qualified awards. The Administrator also may grant awards under the plan that do not qualify as performance-based compensation for purposes of Section 162(m).

The foregoing is only a summary of the current effect of United States federal income taxation upon us and upon the participant with respect to the grant, settlement and exercise of awards under the 2004 Equity Plan. It does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

The awards to be made under the 2004 Equity Plan in the future to current or future employees cannot be determined at this time because awards under the plan are granted in the discretion of the Administrator. Our executive officers and Directors are eligible to receive awards under the plan and therefore may have an interest in this proposal.

The Board has adopted a policy providing that, at each annual meeting of stockholders, each Outside Director will be awarded RSUs covering shares of our Common Stock with an aggregate market value of $120,000 based on the market closing price of our Common Stock on the date of grant. Each newly elected Outside Director will receive on the date of his or her election an RSU award, to be granted promptly after he or she joins the Board, that will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board. All of the RSUs granted to Outside Directors described in this paragraph will vest upon completion of one year of Board service measured from the grant date, and the underlying shares will be issued immediately at that time.

As of September 17, 2013, no awards had been granted, and no shares had been issued, under the 2004 Equity Plan on the basis of the 2,900,000 share increase to the share reserve under the plan that forms part of this Proposal Four.

Option Transactions

During fiscal year 2013, no stock options were granted under the 2004 Equity Plan.

Stock Awards

The table below shows, as to each of the Named Executive Officers and the various other indicated groups, the number of shares of Common Stock subject to restricted stock unit and performance share awards made under the 2004 Equity Plan during fiscal year 2013. The vesting of such awards is tied to continued service and/or the attainment of specified performance goals, and no cash consideration is payable by the participants for the shares of Common Stock that actually become issuable under those awards.

Name and Principal Position	Number of Units(1)	Dollar Value(2)

Richard P. Wallace President & Chief Executive Officer	105,975	6,536,538

Mark P. Dentinger Executive Vice President & Chief Financial Officer	25,875	1,595,970

Bobby R. Bell Executive Vice President, Wafer Inspection Group	69,425	4,282,134

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	16,425	1,013,094

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	16,875	1,040,850

All current executive officers as a group (6 persons)	288,330	17,784,194

All current directors (other than executive officers) as a group (9 persons)	24,300	1,498,824

All current employees (as of September 17, 2013), including current officers who are not executive officers, as a group (5,992 persons)	716,679	44,204,761

(1)	Includes RSUs and performance shares. For purposes of this table, the fiscal year 2013 performance shares are counted at the maximum number of shares earnable under such awards. The determination regarding the extent to which the fiscal year 2013 performance share awards are earned will be made by the Compensation Committee following the completion of fiscal year 2015.

(2)	Based on $61.68, the closing fair market value of a share of our Common Stock on September 17, 2013.

Vote Required and Recommendation

The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment and restatement of the 2004 Equity Plan. Should such stockholder approval not be obtained, then the proposed 2,900,000 share increase to the share reserve under the 2004 Equity Plan and the other amendments proposed in this Proposal Four will not be implemented. The 2004 Equity Plan will, however, continue in effect until June 2014, and option grants and other awards will continue to be made under the 2004 Equity Plan as currently in effect until all the shares currently available for award and issuance under the 2004 Equity Plan have been issued pursuant to such awards, except that our Chief Executive Officer and three most highly compensated officers (other than the Chief Financial Officer) would not be eligible to receive awards under the plan.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF KLA-TENCOR CORPORATION’S 2004 EQUITY INCENTIVE PLAN AND THE APPROVAL OF THE MATERIAL TERMS THEREOF.

PROPOSAL FIVE:

APPROVAL OF THE MATERIAL TERMS OF

OUR PERFORMANCE BONUS PLAN FOR PURPOSES

OF INTERNAL REVENUE CODE SECTION 162(m)

Our stockholders are being asked to reapprove the material terms of our Performance Bonus Plan (the “Bonus Plan”) for purposes of Section 162(m) of the Code, including the corporate performance goals to which the payment of certain awards made under the Bonus Plan may be tied in order to qualify those awards as performance-based compensation under Section 162(m) of the Code.

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and the next three most highly compensated executive officers (excluding the principal financial officer). However, the $1 million deduction limit does not apply to “qualified performance-based compensation.” To be considered qualified performance-based compensation, bonus awards under the Bonus Plan must be subject to performance goals. The “material terms” of the Bonus Plan, including the performance criteria that may be used to establish performance goals that may qualify as “performance-based compensation,” must have been approved by stockholders within the five years preceding the award.

Our stockholders approved the Bonus Plan at our annual meeting of stockholders in November 2009. Because almost five years have passed since approval of the Bonus Plan, we are submitting this proposal to stockholders for reapproval of the material terms of the Bonus Plan. If our stockholders reapprove the material terms of the Bonus Plan at this year’s Annual Meeting, the Compensation Committee of our Board of Directors (the “Compensation Committee”) will continue to have the ability to make awards and payments under the Bonus Plan that may qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

For purposes of Section 162(m) of the Code, the material terms of the Bonus Plan include (i) the employees eligible to receive awards under the Bonus Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the plan or the formula used to calculate the amount of compensation that could be paid if the applicable performance goals are satisfied. Each of these aspects of the Bonus Plan is discussed below and is followed by a description of the other material features of the Bonus Plan.

A copy of the Bonus Plan is included as Appendix B to this Proxy Statement. Capitalized terms used but not defined in this proposal have the same meaning as in the Bonus Plan.

Eligibility for Awards under the Bonus Plan

Bonus awards under the Bonus Plan may be granted to employees of KLA-Tencor and its subsidiaries and affiliates. Directors who are not our employees are not eligible to participate in the Bonus Plan.

The Compensation Committee selects the employees who will be eligible to receive awards under the Bonus Plan for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Compensation Committee has discretion to select the participants.

For the current Bonus Plan performance period (which will run for the duration of our fiscal year 2014 (July 1, 2013 through June 30, 2014)), approximately 25 employees have been designated for participation, including all of our executive officers. We currently expect that a similar number of employees will participate in future years and performance periods, but the actual number of employees participating may be higher or lower as determined by the Compensation Committee.

Performance Goals under the Bonus Plan

At the Compensation Committee’s discretion, one or more of the following performance goals may be utilized for purposes of determining to what extent performance-based awards under the Bonus Plan may be earned (or eligible to be earned): (i) total stockholder return; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or annual revenue targets; (vi) return on assets, equity or sales; (vii) cash flow, operating cash flow or cash position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to our business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The Compensation Committee may choose to set goals (from the above list): (a) in absolute terms, (b) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or per capita basis, (d) against the performance of KLA-Tencor as a whole or against particular segments or products and/or (e) on a pre-tax or after-tax basis. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (F) the operations of any business we acquire; (G) divestiture of one or more business operations or the assets thereof; and (H) any other adjustment consistent with the operation of the plan.

Stockholder approval of this Proposal Five will also constitute approval of the above list of performance goals for purposes of Section 162(m) of the Code. If our stockholders approve this Proposal Five, any deductions to which we would otherwise be entitled with respect to any bonus awards that may be earned (or eligible to be earned) subject to the attainment of one or more of those approved performance goals may not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m) of the Code.

No vesting requirements tied to the attainment of performance objectives may be waived or accelerated with respect to awards that are intended at the time of issuance to qualify as performance-based compensation under Section 162(m) of the Code, except in the event of certain involuntary terminations or changes in control or ownership.

Maximum Awards under the Bonus Plan

After the end of a performance period (that is, the time period established for the achievement of one or more pre-established performance goals), the Compensation Committee will certify in writing the extent to which such performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $4 million per person for any performance period (provided that, for any performance period that is less than 12 months in duration, the maximum award payable to a participant with respect to that performance period is equal to $4 million multiplied by a fraction representing the portion of a full year represented by the applicable performance period), even if the pre-established formula otherwise indicates a larger award. Also, no participant may participate in more than three performance periods at any one time.

The Compensation Committee has the ability to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Compensation Committee, a participant will forfeit the bonus if a participant terminates employment before the bonus is actually paid.

Other Material Features of the Bonus Plan

General

The purpose of the Bonus Plan is to increase stockholder value and the success of KLA-Tencor by motivating key executives to perform to the best of their abilities and to achieve our corporate objectives. The Bonus Plan’s goals provide such executives with incentive awards only after they achieve specified performance goals.

Administration

The Bonus Plan is administered by the Compensation Committee. The Compensation Committee may delegate specific administrative tasks to KLA-Tencor employees or others to assist with day-to-day administration of the Bonus Plan. To the extent such a delegation of authority has been made, the term “Compensation Committee” in this Proposal Five should be read as “Compensation Committee or its delegate.” The Compensation Committee must consist of two or more members of the Board who are not our employees and who otherwise qualify as outside directors under Section 162(m) of the Code. Subject to the terms of the Bonus Plan, the Compensation Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	establish a period of time or “performance period” during which performance will be measured;

•	set the performance goals that must be achieved during the performance period before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Bonus Plan.

Plan Operation

The duration of each performance period will be determined by the Compensation Committee in its discretion. To date, since the inception of the Bonus Plan, each of the performance periods that have been established by the Compensation Committee under the Bonus Plan has lasted for one fiscal year. However, the Compensation Committee may establish shorter or longer performance periods in the future (up to a maximum of three fiscal years). Also, as noted above, no participant may participate in more than three performance periods at any one time. For each performance period, the Compensation Committee will designate the employees eligible to participate in that performance period and for each participant also will establish a target award (expressed as a percentage of the participant’s base salary or a specific dollar amount) and the performance goal or goals that must be achieved before an award actually will be paid to the participant.

Actual awards are paid in cash following the end of the applicable performance period. The Compensation Committee has discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule to part or all of any bonuses, subject to compliance with Section 409A of the Code. No vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than four years.

The Compensation Committee also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals. Any bonuses paid outside of the Bonus Plan will not qualify under Section 162(m) of the Code, and we therefore might not receive a tax deduction for those bonuses (if any). However, the Bonus Plan has been designed to permit the payment of awards that qualify under Section 162(m) of the Code.

Federal Income Tax Considerations

An actual award under the Bonus Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1 million the amount of compensation that we may deduct in any tax year with respect to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding our principal financial officer). However, if we pay compensation that is “performance-based” under Section 162(m) of the Code, we still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance-based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Bonus Plan

The Compensation Committee may amend or terminate the Bonus Plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Compensation Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Awards Under the Bonus Plan

Awards under the Bonus Plan (if any) will be determined based on actual future performance during performance periods designated by the Compensation Committee. As a result, future actual awards cannot now be determined. The following table presents the actual awards paid under the Bonus Plan for the fiscal year 2013 performance period to the individuals and groups identified below. For more information regarding these awards, including the process used to establish them and the performance metrics that were used to determine the payouts, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement, which begins on Page 61. The fiscal year 2013 awards are not necessarily indicative of future awards that may be made under the Bonus Plan.

Name and Principal Position	Actual Bonus Payout Under Fiscal Year 2013 Bonus Plan ($)

Richard P. Wallace President & Chief Executive Officer	1,043,806

Mark P. Dentinger Executive Vice President & Chief Financial Officer	234,300

Bobby R. Bell Executive Vice President, Wafer Inspection Group	303,869

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	194,709

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	142,548

All current executive officers, as a group	1,988,801

All current Directors who are not executive officers, as a group	—

All employees, other than current executive officers, as a group	2,816,847

The Compensation Committee also may permit Bonus Plan participants potentially to earn bonuses outside of the Bonus Plan for the achievement of other strategic or individual goals, although it currently does not intend to do so for fiscal year 2014.

Failure of our stockholders to approve the material terms of the performance goals under the Bonus Plan may impact the deductibility (for purposes of Section 162(m) of the Code) of awards under the Bonus Plan for fiscal years following fiscal year 2014.

Vote Required and Recommendation

The affirmative vote of a majority of Votes Cast is required to approve the material terms of the Bonus Plan.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF KLA-TENCOR CORPORATION’S PERFORMANCE BONUS PLAN.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name and Position	Principal Occupation of the Executive Officers	Age

Richard P. Wallace President & Chief Executive Officer	Please see “INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES – Nominees for Election at the 2013 Annual Meeting.”	53

Bren D. Higgins Executive Vice President & Chief Financial Officer	Bren D. Higgins has served as KLA-Tencor’s Executive Vice President and Chief Financial Officer since August 2013. Prior to his promotion to that role, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2013, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since joining the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection and Lithography Groups from 2006 to 2008. Mr. Higgins received his bachelor’s degree in political science with an emphasis in public service from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.	43

Bobby R. Bell Executive Vice President, Wafer Inspection Group	Bobby R. Bell currently serves as KLA-Tencor’s Executive Vice President, Wafer Inspection Group, a title he has held since January 2013. Mr. Bell joined KLA Instruments in 1994 as a Senior Engineer in applications development and has held a number of strategic management positions throughout his 19 years with the Company. In his present role, Mr. Bell oversees several key areas of the Company’s business, including its Surfscan series of tools and KLA-Tencor’s electron-beam inspection and Wafer Inspection (WIN) division. Prior to his current position, Mr. Bell served as Executive Vice President, Global Customer Organization from September 2008 to January 2013. In that role, Mr. Bell managed the Company’s global field operations, corporate sales, corporate marketing and service business. Before that, he served as a Vice President in the Company’s Wafer Inspection Group from 2000 to 2004 and in various marketing roles from 1995 to 2000. His experience with the Company also includes roles leading Asia and worldwide sales and field operations. Prior to joining the Company,	51

Name and Position	Principal Occupation of the Executive Officers	Age

Bobby R. Bell Executive Vice President, Wafer Inspection Group (Continued)	Mr. Bell spent ten years with AT&T Technology Systems and AT&T Microelectronics (including 18 months as AT&T’s assignee at SEMATECH, a prominent semiconductor industry consortium) in the area of yield, defect reduction, process integration, product engineering and management. Mr. Bell earned his bachelor’s degree in electrical engineering from the University of Arkansas and his master’s degree in electrical engineering from the University of Missouri.

Michael D. Kirk, Ph.D. Executive Vice President, Global Customer Organization and Global Manufacturing Operations	Michael D. Kirk has served as KLA-Tencor’s Executive Vice President, Global Customer Organization and Global Manufacturing Operations since January 2013. In this role, Mr. Kirk oversees the Company’s global field operations, corporate sales and service business, as well as its worldwide manufacturing organizations. Prior to his current position, he was Group Vice President of KLA-Tencor’s Wafer Inspection Group from September 2005 to January 2013, heading several key areas of the Company’s business, including its Surfscan and electron-beam inspection products and its Wafer Inspection (WIN) division, while also overseeing the Company’s manufacturing operations. Mr. Kirk joined KLA-Tencor in 1997 and has served in various technical marketing and operational roles of increasing responsibility during his tenure with the Company. Before joining KLA-Tencor, Mr. Kirk was a founding executive responsible for the technical operations of Park Scientific Instruments, a scanning probe microscope manufacturer, from 1989 to 1997. Mr. Kirk earned his bachelor’s degrees in physics and applied mathematics from the University of California at Berkeley and his master’s degree and Ph.D. in applied physics from Stanford University.	50

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	Brian M. Martin joined KLA-Tencor in April 2007 as the Company’s Executive Vice President, General Counsel and Corporate Secretary. Prior to joining KLA-Tencor, Mr. Martin served in senior legal positions at Sun Microsystems, Inc. for ten years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. Prior to joining Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation. Mr. Martin also currently serves on the Board of Directors of several non-profit organizations. Mr. Martin earned his bachelor’s degree in economics from the University of Rochester and his J.D. from the State University of New York at Buffalo Law School. Mr. Martin serves as an adjunct professor of law at SUNY Buffalo Law School where he designed and teaches a course on the role of in-house counsel.	51

Name and Position	Principal Occupation of the Executive Officers	Age

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Virendra A. Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007 during which he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.	49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 17, 2013, based on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

BlackRock, Inc.(2)	15,847,397	9.5%
40 East 52nd Street New York, NY 10022

Capital Research Global Investors(3)	15,003,050	9.0%
333 South Hope Street Los Angeles, CA 90071

The Vanguard Group, Inc.(4)	10,207,414	6.1%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Based on 166,720,455 outstanding shares of our Common Stock as of September 17, 2013.

(2)	All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on January 31, 2013. According to the Schedule 13G/A filing, BlackRock had sole voting power and sole dispositive power with respect to all 15,847,397 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2012.

(3)	All information regarding Capital Research Global Investors (“CRGI”) is based solely on information disclosed in an Amendment to Schedule 13G filed by CRGI with the SEC on February 13, 2013. CRGI, a division of Capital Research and Management Company, is deemed to beneficially own 15,003,050 shares of our Common Stock as a result of Capital Research and Management Company acting as investment adviser to various investment companies. According to the Schedule 13G/A filing, CRGI had sole voting power and sole dispositive power with respect to all 15,003,050 shares of our Common Stock reported as beneficially owned by CRGI as of December 31, 2012.

(4)	All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 11, 2013. According to the Schedule 13G filing, of the 10,207,414 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2012, Vanguard had sole voting power with respect to 283,635 shares, did not have shared voting power with respect to any other shares, had sole dispositive power with respect to 9,929,979 shares and had shared dispositive power with respect to 277,435 shares of our Common Stock reported as beneficially owned by Vanguard as of that date. The 10,207,414 shares of our Common Stock reported as beneficially owned by Vanguard include (a) 229,735 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, as a result of its serving as investment manager of collective trust accounts, and (b) 101,600 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, as a result of its serving as investment manager of Australian investment offerings.

Directors and Management

The following table sets forth the beneficial ownership of our Common Stock as of September 17, 2013 by all current Directors, each of the Named Executive Officers set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 17, 2013, have not yet been issued under outstanding restricted stock units (and that are not scheduled to vest within 60 days after September 17, 2013) due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below but are indicated in footnote 12 to the table:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class(1)

Richard P. Wallace(2)(12)	81,031	*

Edward W. Barnholt(3)	67,437	*

Robert T. Bond(4)	40,071	*

Robert M. Calderoni(5)	23,324	*

John T. Dickson(6)	22,475	*

Emiko Higashi(7)	7,869	*

Stephen P. Kaufman(8)	42,571	*

Kevin J. Kennedy(9)	21,325	*

Kiran M. Patel(10)	12,492	*

David C. Wang(11)	23,567	*

Mark P. Dentinger(12)	1,000	*

Bobby R. Bell(12)	35,372	*

Brian M. Martin(12)	1,277	*

Virendra A. Kirloskar(12)	297	*

All current Directors and executive officers as a group (15 persons)(13)	384,879	*

*	Less than 1%.

(1)	Based on 166,720,455 outstanding shares of our Common Stock as of September 17, 2013. In addition, shares of our Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after September 17, 2013 and shares of our Common Stock subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)	Includes 15,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013.

(3)	Includes (a) 20,625 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013 (including options covering 10,000 of such shares that are scheduled to expire during such 60-day period if not exercised), (b) 3,836 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 39,167 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)	Includes (a) 23,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013 (including options covering 10,000 of such shares that are scheduled to expire during such 60-day period if not exercised), (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 13,763 outstanding shares of our Common Stock that are held under The Robert T. Bond and Kathleen S. Bond Trust Agreement originally dated January 12, 1984 (as amended and restated to date), a trust of which Mr. Bond is a trustee and beneficiary.

(5)	Includes (a) 3,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013 and (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013.

(6)	Includes (a) 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013, (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 14,878 outstanding shares of our Common Stock that are held under The Dickson Family Trust Agreement dated October 24, 2006, a trust of which Mr. Dickson is a trustee and beneficiary.

(7)	Includes 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013.

(8)	Includes (a) 21,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013 (including options covering 10,000 of such shares that are scheduled to expire during such 60-day period if not exercised), (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 15,224 outstanding shares of our Common Stock that are held by The Stephen P. Kaufman Trust UAD 5/24/2002, of which Mr. Kaufman is a trustee and beneficiary.

(9)	Includes (a) 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013, (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 16,267 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(10)	Includes 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013.

(11)	Includes (a) 3,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 17, 2013, (b) 2,558 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013 and (c) 14,720 outstanding shares of our Common Stock that are held by the Darlene Wang Revocable Living Trust dated 2/4/2000, of which (i) Mr. Wang is a trustee and (ii) a member of Mr. Wang’s immediate family is the current beneficiary.

(12)	As of September 17, 2013, the Named Executive Officers listed below each held unvested restricted stock units and performance share awards (which units were not scheduled to vest within 60 days after September 17, 2013 and therefore are not included in the beneficial ownership table above). Each restricted stock unit (including any portion of the currently unearned performance share awards that is ultimately determined to have been earned) will entitle that officer to one share of our Common Stock upon satisfaction of the applicable service vesting (and, where applicable, performance vesting) requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units (Including Earned but Unvested Performance Share Awards)	Number of Shares Subject to Unvested Performance Share Awards That Were Unearned as of Sept. 17, 2013 (Stated at Maximum Number of Shares That May Yet Be Earned)
Richard P. Wallace	186,725	114,500
Mark P. Dentinger	40,025	14,375
Bobby R. Bell	98,525	29,813
Brian M. Martin	28,825	16,938
Virendra A. Kirloskar	30,425	10,938

(13)	Includes (a) options to purchase an aggregate of 97,405 shares of our Common Stock held by the current officers and Directors which are presently exercisable or will become exercisable within 60 days of September 17, 2013 (including options covering 30,000 of such shares that are scheduled to expire during such 60-day period if not exercised) and (b) 24,300 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 17, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2013 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

KLA-TENCOR’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section of the Proxy Statement describes KLA-Tencor’s fiscal year 2013 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA-Tencor’s “Named Executive Officers” (the CEO, the CFO, and the three other most highly compensated executive officers in fiscal year 2013), as presented in the section entitled “Executive Compensation Tables” below.

 Our “Named Executive Officers” for fiscal year 2013 were:

•    Richard P. Wallace, President and CEO

•    Mark P. Dentinger, Executive Vice President and CFO[1]

•    Bobby R. Bell, Executive Vice President, Wafer Inspection Group

•    Brian M. Martin, Executive Vice President, General Counsel and Corporate Secretary

•    Virendra A. Kirloskar, Senior Vice President and Chief Accounting Officer

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

Attract, retain and reward executives who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation and (ii) compensation that supports our long-term employee retention efforts.

The program typically provides two types of long-term compensation: (i) performance-based awards, which provide additional long-term compensation as a reward for achievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards with vesting conditioned only upon continued service, supporting our employee retention efforts. This compensation has historically been in the form of long-term equity awards to incentivize the creation of stockholder value.

Key Changes in Fiscal Year 2013 and Last Year’s “Say on Pay” Vote

In last year’s Proxy Statement, we disclosed several changes to our compensation program in effect for fiscal year 2013:

•

We adopted a cash-based long-term incentive program for many employees to lower our equity usage and reduce dilution (See Page 66 for more information). Our Named Executive Officers do not participate in this program, but its adoption reduced the share usage from our compensation program by over 54% year-over-year in fiscal year 2013;

•

We expanded our compensation peer group to 28 companies, whose compensation practices will be reviewed in developing and evaluating our executive compensation program, to better reflect the compensation levels, practices and programs offered by the broad range of companies with which we compete for talent, and to respond to the fact that industry consolidation had reduced the size of our previous group to only four companies (Pages 77 to 78);

•

We extended the performance period for our fiscal year 2013 performance shares to a three-year performance period, an increase from the two-year period used for the prior year’s awards (Pages 72 to 73); and

•	We introduced a new, relative performance metric for our fiscal year 2013 performance shares: Relative Free Cash Flow Margin compared to our expanded compensation peer group (Pages 72 to 73).

Following that disclosure, at our 2012 annual meeting of stockholders, approximately 97% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation.

1 Mr. Dentinger resigned from his positions as Executive Vice President and CFO effective August 8, 2013, after the completion of fiscal year 2013.

KLA-TENCOR’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE (CONTINUED)

Elements of Compensation

Element	Variability	Objective	How Established	FY13 Changes/Outcome for Named Executive Officers
Base salary (Page 67)	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against officer’s skill, experience and responsibilities, and for competitiveness against our industry peer group.	Salary increases approved for Messrs. Bell and Martin; no raises for other Named Executive Officers
Short-term incentive plan (cash bonus) (Pages 68 to 70)	Performance- based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our industry peer group. Corporate performance targets based on challenging operational goals.	Bonus funding from balanced scorecard and Operating Margin Percentage versus goal was 78.1% of target. Individual performance multipliers ranged from 100 to 120%.
Performance shares (Pages 71 to 74)	Performance- based and value tied to stock price	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Performance-based awards provide opportunity based upon the level of achievement of challenging corporate goals. Service-based awards offer some certainty and long-term retention.	Target total value of annual awards set using market data (reviewed for competitiveness against our industry peer group) and the officer’s responsibilities, contributions and criticality to ongoing success. Additional service-based awards may be granted when necessary to remain competitive with the marketplace.	New performance metric (Relative Free Cash Flow Margin) and performance period (three years) adopted for fiscal year 2013 awards. Earned shares delivered three and four years after grant.
Restricted stock units (Pages 71 to 74)	Value tied to stock price			New vesting schedule (25% per year over four years) for fiscal year 2013 service-based awards. Additional awards granted to Messrs. Bell and Kirloskar.
Benefit plans (Pages 74 to 75)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against a group of industry peers.	No changes

Pay-for-Performance

KLA-Tencor’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of Company performance. The following chart demonstrates the effectiveness of KLA-Tencor’s “pay for performance” design, tracking CEO compensation (as reported in our Summary Compensation Table) against our revenues and net income, calculated in accordance with U.S. GAAP, over the past five years (See Pages 64 to 66 for further information regarding our pay-for-performance commitment, structure and results):

Overview: Our Commitment to Pay-for-Performance

The Compensation Committee has structured our executive compensation program to compensate our executive officers for performance and, over the long term, to provide compensation that is market competitive and supports our retention efforts.2

Fiscal Year 2013 Performance

Fiscal year 2013 was a strong year of performance for KLA-Tencor in both absolute and relative terms, fueled by close collaborations with customers and market leadership resulting from our significant investment over time in next-generation technology development.

Our fiscal year 2013 performance is highlighted by the following achievements:

•

The Company posted over $2.8 billion in revenues during fiscal year 2013, which was the third highest fiscal year total in the Company’s history. While this represented a 10.4% decline in total revenues from the prior year, KLA-Tencor’s performance compared favorably to our industry as whole. Over that same period, Gartner, Inc.’s June 2013 data reported a 25.5% year-over-year decrease in wafer fabrication equipment revenues;

•	New orders exceeded $2.7 billion, including a record year for orders from our logic customers and a strong second half of the year driven by an increase in orders from our memory customers;

•	The Company introduced a number of new products that have achieved significant market acceptance, including our NanoPointTM family of technologies for patterned wafer inspection;

•

We continued our substantial investment in next-generation research and development, incurring approximately $100 million more in engineering, research and development expenses than just two years ago;

•

The Company posted a non-GAAP operating margin percentage[3] (“Operating Margin Percentage”) of 26.6%, which, while down from the prior year’s percentage, was significantly higher than the operating margin results of KLA-Tencor’s closest industry competitors (such as Applied Materials, Inc., ASML Holding N.V., Lam Research Corporation and Teradyne Inc.) for the same 12-month period; and

2 For purposes of this Compensation Discussion and Analysis section, references to the “Compensation Committee” include the Independent Board Members when discussing determinations of CEO compensation. The term “Independent Board Members” refers to all of the members of our Board other than our CEO and is the group that, after receiving recommendations regarding our CEO’s compensation from the Compensation Committee, approves all aspects of our Chief Executive Officer’s compensation.

3 For purposes of our fiscal year 2013 short-term incentive bonus plan and our fiscal year 2012 performance share awards, “operating margin percentage” is calculated for the applicable fiscal year as (a) the Company’s total revenues less total costs and operating expenses, including stock-based compensation charges but excluding expenses related to acquisitions (such as deal-related amortization), restatement and restructuring related items and certain discrete tax items, divided by (b) the Company’s total revenues.

•

The Company generated over $913 million in operating cash flow and returned over half of that to stockholders in the form of dividends ($266 million, reflecting the dividend increase approved in July 2012) and stock repurchases ($273 million).

Pay-for-Performance

We structure our executive compensation program so that a meaningful percentage of compensation is tied to the achievement of challenging levels of Company performance. The performance-based elements of our fiscal year 2013 program were tied to objectives that, at the time they were established, were considered challenging in light of anticipated market conditions.

Short-Term Incentive Bonus Plan:

We use Operating Margin Percentage as a key performance metric in our cash bonus plan as we believe that it reflects a number of important competitive and business elements such as product acceptance, market share and cost discipline and is therefore a very good barometer of our overall performance. Payouts under our cash bonus plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure the progress of the Company based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as individual performance multipliers that are assigned to each executive based on his or her contributions.

The payout formula under our fiscal year 2013 plan was structured as follows:

Our fiscal year 2013 annual short-term incentive bonus plan was structured to pay out 100% of the executives’ target bonus amounts if the Company were to successfully achieve its target level of performance. The Compensation Committee set the target Operating Margin Percentage at a level that was very challenging to achieve. Our fiscal year 2013 Operating Margin Percentage was 26.6%, a level that exceeded the performance of all of our closest competitors but nonetheless fell short of the 28.0% target. With respect to the balanced scorecard assessment, a scale of 1 to 5 is used, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Compensation Committee awarded the Company a balanced scorecard rating of “3” (“primarily meets expectations”), based on its assessment of the Company’s overall performance against its strategic goals during the fiscal year. That combination resulted in a funding, before individual multipliers, of 78.1% of target bonuses under the fiscal year 2013 executive cash bonus plan.

Long-Term Incentives – Performance Shares:

The Named Executive Officers’ fiscal year 2013 performance share awards are tied to the Company’s three-year free cash flow margin relative to its peer group of 28 companies. The Company’s free cash flow margin for fiscal years 2013, 2014 and 2015 will be calculated as the Company’s cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each of the Company’s peers for the 12-quarter period ending on or before June 30, 2015. A determination will be made after the end of fiscal year 2015, based on the Company’s percentile performance against its peer group, regarding the percentage of the fiscal year 2013 performance shares that have been earned.

Performance-Focused Structure and Results:

To illustrate our pay-for-performance philosophy, the following charts reflect the portion of our executive officers’ actual fiscal year 2013 compensation represented by each of the major elements of our compensation program4:

CEO Pay Mix – Fiscal Year 2013 (Actual)	All Other NEOs Pay Mix – Fiscal Year 2013 (Actual)

The following table tracks Mr. Wallace’s actual compensation5 in each of the last five fiscal years against Company revenues and net income:

CEO Compensation vs. Revenues and Net Income (Fiscal Years 2009-2013)

4 For purposes of the charts below, (a) the fiscal year 2013 short-term incentive bonus amounts are included at the actual amount earned for the year, (b) the fiscal year 2013 performance share awards are included at their target grant date fair value (i.e., not their maximum earnable amount), assuming that such awards will be earned at target, and (c) the fiscal year 2013 service-based restricted stock units are included at their grant date fair value.

This data further demonstrates the linkage sought by the Compensation Committee between pay and performance within our executive compensation program.

Investor Outreach and Changes to Our Fiscal Year 2013 Executive Compensation Program

Investor feedback is very important to us as we annually develop our executive compensation program. Company management regularly engages in discussions with our stockholders, including teleconferences and face-to-face meetings, in order to solicit input from investors regarding our executive compensation practices and business strategies.

As we reported in last year’s Proxy Statement, we made a number of significant changes to our fiscal year 2013 compensation program after considering investor feedback, as well as commentary issued by various institutional advisors and trends in the marketplace. The following is a summary of the most significant of those changes:

Goal	Resultant Change to Fiscal Year 2013 Compensation Program
Lower equity usage to reduce stockholder dilution	For fiscal year 2013, we adopted a cash-based long-term incentive program. Though our Named Executive Officers do not participate in this program, its adoption has significantly reduced our overall share usage. During fiscal year 2013, we issued restricted stock units and performance shares covering up to 1.1 million shares of our Common Stock, compared to 2.3 million shares during fiscal year 2012. This program has continued into fiscal year 2014.
Expand our compensation peer group	Due to industry consolidation, our previous compensation peer group had been reduced to four companies. For our fiscal year 2013 executive compensation program, we adopted an expanded group of 28 companies in the semiconductor sector whose compensation practices will be reviewed in developing and evaluating our executive compensation program, to better reflect the compensation levels, practices and programs offered by the broad range of companies with which we compete for talent.
Extend the performance period for performance shares	We tied our fiscal year 2013 performance shares to a three-year performance period, an increase from the two-year period that was used for the prior year’s awards.
Introduce a new, relative performance metric for our performance shares	For our fiscal year 2013 performance shares, we adopted Relative Free Cash Flow Margin (versus our expanded compensation peer group) as the performance metric.
Implement new vesting schedules for our equity awards	The fiscal year 2013 performance shares that become eligible to vest, based on the achievement of the underlying performance goals, will vest in two equal installments on the third and fourth anniversaries of the award grant date. The service-based restricted stock units will vest 25% per year over four years (subject to the executive’s continued employment through the applicable vesting date).

The Company and the Compensation Committee believe the program changes described above have retained the important connection between pay and performance that has been a feature of KLA-Tencor’s historical compensation structure, while also being responsive to investor feedback.

At our 2012 annual meeting of stockholders, following our disclosure of the fiscal year 2013 program changes in last year’s Proxy Statement, approximately 97% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. Accordingly, the Compensation Committee did not further modify our fiscal year 2013 executive compensation program following the 2012 advisory vote.

Elements of Executive Compensation

The primary elements of our compensation packages are base salary, an annual short-term incentive bonus plan and long-term incentives.

Base Salary:

Element	Variability	Objective	How Established	FY13 Changes/ Outcome for Named Executive Officers
Base salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against officer’s skill, experience and responsibilities, and for competitiveness against our industry peer group.	Salary increases approved for Messrs. Bell and Martin; no raises for other Named Executive Officers

The Compensation Committee annually reviews the base salaries of the executive officers as part of the overall compensation review. Because the compensation review is based on competitive market analysis, the Compensation Committee does not intend or expect to approve base salary increases for each Named Executive Officer every year.

For fiscal year 2013, the Compensation Committee approved base salaries as set forth in the table below. In the cases where fiscal year 2013 base salaries were increased, the raises were approved in order to ensure that total cash compensation packages remained competitive with packages offered by other companies to similarly situated officers and appropriately reflected each officer’s performance, experience, leadership within the organization, role and responsibilities.

Name and Principal Position	Annual Base Salary Rate as of June 30, 2012 ($)	Annual Base Salary Rate Approved in August 2012 for Fiscal Year 2013 ($)	Year-Over-Year Percentage Increase Represented by the Fiscal Year 2013 Base Salary
Richard P. Wallace President & Chief Executive Officer	900,000	900,000	0%
Mark P. Dentinger Executive Vice President & Chief Financial Officer	400,000	400,000	0%
Bobby R. Bell Executive Vice President, Wafer Inspection Group	400,000	440,000	10.0%
Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	340,000	360,000	5.9%
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	280,800	280,800	0%

Short-Term Incentive Bonus Plan:

Element	Variability	Objective	How Established	FY13 Changes/Outcome for Named Executive Officers
Short-term incentive plan (cash bonus)	Performance-based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our industry peer group. Corporate performance targets based on challenging operational goals.	Bonus funding from balanced scorecard and Operating Margin Percentage versus goal was 78.1% of target. Individual performance multipliers ranged from 100 to 120%.

5 This includes base salary paid, short-term incentive bonuses earned, the grant date fair value of any service-based restricted stock units granted and, for performance share awards, the grant date fair value of the number of shares actually earned (if any). As above, for this chart, the fiscal year 2013 performance share awards are included at their target grant date fair value based on an assumption that they will be earned at target following the completion of fiscal year 2015.

Fiscal Year 2013 Executive Incentive Plan:

Our Executive Incentive Plan (the “Bonus Plan”) provides the Named Executive Officers with an opportunity to earn annual performance-based cash compensation based on the Company’s achievement of key financial and strategic Company goals as well as individual performance.

Under the fiscal year 2013 Bonus Plan, the Company was required to achieve a threshold level of Operating Margin Percentage in order for the plan to be funded.6 Upon achievement of that threshold level of Operating Margin Percentage, a participant’s actual bonus amount would then be determined based upon a bonus payout grid, with Operating Margin Percentage as the variable along one axis and, on the other axis, the score awarded to the Company by the Compensation Committee based upon their assessment of the Company’s performance as measured against a defined “balanced scorecard.”

The balanced scorecard takes into account our strategic objectives of operational excellence, customer focus, growth and talent management (each of which is addressed in more detail below), and applies scores for the Company’s performance against a variety of specific goals within each of those variables. The use of the balanced scorecard is designed to ensure that the quality of the Company’s operating results is high and that those results support the sustainability of the Company’s business model. The scorecard is tracked throughout the year at multiple meetings by the Compensation Committee, then formally reviewed by the Compensation Committee and the entire Board following the conclusion of the fiscal year for assessment as to the Company’s success in achieving its annual strategic goals.

For fiscal year 2013, the pre-established quantitative goals and objectives were set at levels that, based on historical and anticipated performance and the then-prevailing macroeconomic conditions, the Compensation Committee believed would be very challenging to achieve. While many of the metrics are quantitative in nature, some are qualitative and therefore introduce a degree of subjective judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Percentage and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Percentage, but also the level of management performance necessary to continue to achieve those results over the long term.

The fiscal year 2013 Bonus Plan was structured so that, for each level of Operating Margin Percentage performance, the maximum payout would be reasonable relative to the

Company’s financial results. The following examples highlight the possible funding levels at different levels of Company performance, before applying individual multipliers:

•	No payouts would be made under the plan unless the Company achieved an Operating Margin Percentage of at least 8%;

•

If the Company had achieved exactly the 2013 Bonus Plan’s threshold level of Operating Margin Percentage of 8%, the maximum bonus funding level would have been 25% of the officers’ target bonuses. This maximum payout would only

6 The satisfaction of this pre-determined threshold level of Operating Margin Percentage would trigger full funding of the Bonus Plan, and of each participant’s maximum potential bonus opportunity, for purposes of Section 162(m) of the Internal Revenue Code.

be achievable if the Company were awarded a balanced scorecard score of 5 (“exceptional”);

•

Had the Company achieved exactly the 2013 Bonus Plan’s target level of Operating Margin Percentage of 28%, a target that reflected the anticipated slowdown in the industry but nonetheless would have considerably exceeded the operating margin performance for each of the Company’s closest competitors in their prior fiscal year, the maximum bonus funding level would have been 125% of the officers’ target bonuses. The 2013 Bonus Plan would have funded at 100% of the target bonuses at this level of Operating Margin Percentage if the Compensation Committee awarded a balanced scorecard score of 4; and

•

For Company achievement of Operating Margin Percentage of 40%, a result that would have surpassed the Company’s single fiscal year record, the 2013 Bonus Plan could have paid out as much as 300% of the officers’ target bonuses for a balanced scorecard score of 4 or 5, but also could have resulted in a funding level of 90% of target bonuses upon a balanced scorecard score of 1 (“opportunity for improvement”).

In addition, the Compensation Committee had the discretion to adjust the actual bonus amount to between 80% and 120% of the amount otherwise payable to an executive pursuant to the payout grid described above, based on the CEO’s recommendation regarding the executive’s individual performance for fiscal year 2013.

Following the completion of fiscal year 2013, the Compensation Committee reviewed the Company’s performance against the primary strategic objectives set forth in the fiscal year 2013 balanced scorecard – Operational Excellence, Customer Focus, Growth and Talent Management – which were assessed as follows:

Operational Excellence

The Compensation Committee considered the Company’s performance against its operational plan of record, management of fixed costs, business model performance and management of assets. In doing so, the Compensation Committee reviewed the Company’s research and development activity, strong product execution, support of customer facility ramps, and responsiveness to market conditions.

Customer Focus

The Compensation Committee assessed the Company’s success in terms of market share, customer satisfaction, product differentiation and customer collaboration. This process included a review of the Company’s market position, competitive environment, and next-generation product and technology collaboration efforts.

Growth

The Compensation Committee reviewed the Company’s absolute and relative growth, its rate of product adoption, its performance in new markets and its positioning for future growth. As part of this review, the Compensation Committee considered the Company’s year-over-year relative revenue change (a decline of 10.4%, compared to overall wafer fabrication equipment revenues declining, according to industry research firm Gartner, Inc., by 25.5% over that same period), the Company’s product pipeline and its performance in ancillary markets.

Talent Management

The Compensation Committee assessed the Company’s success in acquiring, developing and retaining top talent, as well as demonstrating solid employee engagement. This assessment included a review of the Company’s turnover (overall and in top talent), early career hiring, results from the Company’s annual employee engagement survey and launch of a global on-boarding program for recent hires.

The Company’s fiscal year 2013 Operating Margin Percentage equaled 26.6%, representing 95% of the Company’s target Operating Margin Percentage of 28.0%. Based on the Compensation Committee’s assessment of the Company’s overall performance and the factors discussed above, the Compensation Committee awarded the Company a balanced scorecard score of “3” (“Primarily Meets Expectations”). As a result, the payouts under the fiscal year 2013 Bonus Plan generated by the plan’s payout grid were 78.1% of the participants’ target bonus amounts, before adjusting for individual performance.

The Bonus Plan also contains an element of individual performance assessment. The Compensation Committee has the discretion to increase or decrease each executive officer’s bonus amount based on the officer’s individual performance by applying an “individual performance multiplier” of between 80% and 120%. Following the completion of fiscal year 2013, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the officer’s leadership skills, experience and performance, and established the individual performance multipliers for the Named Executive Officers set forth in the table below.

The following table presents each Named Executive Officer’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the Bonus Plan’s payout grid based on the Company’s performance, the individual performance multiplier assigned to the officer and the actual bonus amount paid to the officer:

Name and Principal Position	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary Paid During FY13)(1)	Officer’s Target Bonus Award Under FY13 Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Percentage and Balanced Scorecard)	Individual Performance Multiplier Assigned by Compensation Committee for FY13	Actual Bonus Payout Under Fiscal Year 2013 Bonus Plan ($)
Richard P. Wallace President & Chief Executive Officer	135%	1,215,000	78.1%	110%	1,043,806
Mark P. Dentinger Executive Vice President & Chief Financial Officer	75%	300,000	78.1%	100%	234,300
Bobby R. Bell Executive Vice President, Wafer Inspection Group	75%	324,231	78.1%	120%	303,869
Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	70%	249,308	78.1%	100%	194,709
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	65%	182,520	78.1%	100%	142,548

(1)	The amounts in this column represent the applicable officer’s fiscal year 2013 full target bonus (stated as a percentage of the officer’s base salary). Under the fiscal year 2013 Bonus Plan, this percentage, when multiplied by (a) the payout percentage determined by the plan’s bonus payout grid based on the Company’s performance and (b) the officer’s individual performance multiplier assigned by the Compensation Committee based on the officer’s performance, generated the officer’s actual bonus payment amount (stated as a percentage of the officer’s base salary).

Long-Term Incentives:

Element	Variability	Objective	How Established	FY13 Changes/Outcome for Named Executive Officers
Performance shares	Performance-based and value tied to stock price	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Performance-based awards provide opportunity based upon the level of achievement of challenging corporate goals. Service-based awards offer some certainty and long-term retention.	Target total value of annual awards set using market data (reviewed for competitiveness against our industry peer group) and the officer’s responsibilities, contributions and criticality to ongoing success. Additional service-based awards may be granted when necessary to remain competitive with the marketplace.	New performance metric (Relative Free Cash Flow Margin) and performance period (three years) adopted for fiscal year 2013 awards. Earned shares delivered three and four years after grant.
Restricted stock units	Value tied to stock price			New vesting schedule (25% per year over four years) for fiscal year 2013 service-based awards. Additional awards granted to Messrs. Bell and Kirloskar.

The purpose of the long-term incentive component of our executive compensation program is to align long-term management and stockholder interests, provide a major incentive for recipients to build stockholder value and strengthen retention through service-based and performance-based awards with four-year vesting provisions. The long-term incentives offered by the Company have historically been in the form of equity awards. Since fiscal year 2007, our executive officers’ long-term incentive awards have been comprised entirely of performance shares and restricted stock units.

As previously disclosed, beginning in fiscal year 2013, we adopted a cash-based long-term incentive program as part of our compensation program for many of our employees. Though our Named Executive Officers do not participate in this program, its adoption has significantly reduced our overall share usage in fiscal years 2013 and 2014.

Fiscal Year 2012 Performance Shares – Performance Criteria Satisfaction Assessment:

As described in last year’s Proxy Statement, each executive officer’s fiscal year 2012 annual award was divided into two equally sized grants: one of which was a performance share award, and the other of which was a restricted stock unit award with vesting tied solely to continued service.

The fiscal year 2012 performance share awards were based on the Company’s two-year weighted-average Operating Margin Percentage over fiscal years 2012 and 2013. As a result, after the completion of fiscal year 2013, the Compensation Committee determined the extent to which the fiscal year 2012 performance shares had been earned. The terms of the fiscal year 2012 performance shares, including the target performance and payout levels, actual results and vesting schedule, are summarized in the following table:

Terms of Fiscal Year 2012 Performance Shares	Threshold Level	Target Level	Actual Results
Two-Year Weighted-Average Operating Margin Percentage (Fiscal Years 2012 and 2013)	15.0%	30.0%	30.0%
Payout Level (as Percentage of Target Shares)	50%	100%	100%
Vesting Schedule	Fifty percent (50%) of the earned shares vested on August 6, 2013 (the date that the performance criteria were determined to have been satisfied), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date of the award, subject to the individual’s continued employment.

The following table sets forth the minimum and target/maximum shares achievable by each Named Executive Officer, as well as the actual number of shares awarded to the officer, with respect to the fiscal year 2012 performance share awards (this table does not include the officers’ fiscal year 2012 service-based restricted stock unit awards, which were fully described in last year’s Proxy Statement):

Name and Principal Position	Type of Grant	Minimum Shares	Target/Maximum Shares	Actual Shares Awarded
Richard P. Wallace President & Chief Executive Officer	Annual Performance Share Award	0	54,100	54,100
Mark P. Dentinger Executive Vice President & Chief Financial Officer	Annual Performance Share Award	0	13,250	13,250
Bobby R. Bell Executive Vice President, Wafer Inspection Group	Annual Performance Share Award	0	15,000	15,000
Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	Annual Performance Share Award	0	7,200	7,200
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Annual Performance Share Award	0	3,600	3,600

Annual Equity Grants for Fiscal Year 2013:

The size of each executive officer’s annual equity award represents the target equity value that the Compensation Committee aims to deliver to each executive officer as part of his annual compensation. Each executive officer’s fiscal year 2013 annual award was divided into two equally sized grants: one of which was a performance share award, and the other of which was a restricted stock unit award with vesting tied solely to continued service. The Compensation Committee made several significant changes to the terms of the fiscal year 2013 performance share awards, adopting a new performance metric, a longer performance period and a different vesting period to ensure that the performance criteria under these awards will be clearly differentiated from those used under our short-term incentive bonus plan. The following table highlights the key changes in the terms of the fiscal year 2013 awards, compared to the prior year’s awards:

Type of Award	Fiscal Year	Performance Metric	Performance Period	Vesting Schedule(1)

Performance Share Awards	2012	Operating Margin Percentage	2 years	50% vests 2 years after grant; 50% vests 4 years after grant
	2013	Relative Free Cash Flow Margin versus the expanded peer group	3 years	50% vests 3 years after grant; 50% vests 4 years after grant

Restricted Stock Units (Service-Based Only)	2012	N/A	N/A	50% vests 2 years after grant; 50% vests 4 years after grant
	2013	N/A	N/A	25% vests on each of the first four anniversaries of the grant date

(1)	In each case, vesting is subject to the officer’s continued employment through the applicable vesting date.

The Relative Free Cash Flow Margin metric compares the Company’s free cash flow margin (cash flow from operations less capital expenditures, as a percentage of revenues) versus its expanded peer group. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that the Company’s performance must compare favorably to our industry peers for shares to be earned.

The fiscal year 2013 performance share awards are structured so that the target number of shares achievable under each award would become eligible to vest if the Company achieves its Relative Free Cash Flow Margin target, which has been set at the 55th percentile of the industry peer group. That target performance level will require strong performance relative to the Company’s peers in this key metric and was therefore considered challenging to achieve. The Named Executive Officers have the opportunity to earn as much as 125% of the target number of shares achievable under the fiscal year 2013 performance share awards if the Company achieves Relative Free Cash Flow Margin for the three-year performance period equal to the 75th percentile or better among its industry peers.

In setting the target equity value for each Named Executive Officer’s annual equity award, the Compensation Committee referred to the data and factors described under the section entitled “Compensation Committee Decision Making – Approval Procedures Overview and Market Data” below. The following table sets forth the minimum, target and maximum shares achievable by each Named Executive Officer with respect to the performance share and restricted stock unit awards comprising such officer’s annual equity award for fiscal year 2013:

Name and Principal Position	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard P. Wallace President & Chief Executive Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 47,100	47,100 47,100	58,875 47,100
Mark P. Dentinger Executive Vice President & Chief Financial Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 11,500	11,500 11,500	14,375 11,500
Bobby R. Bell Executive Vice President, Wafer Inspection Group	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 10,500	10,500 10,500	13,125 10,500
Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 7,300	7,300 7,300	9,125 7,300
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 4,700	4,700 4,700	5,875 4,700

(1)	The determination regarding the extent to which the fiscal year 2013 performance share awards are earned will be made by the Compensation Committee following the completion of fiscal year 2015.

Supplemental Equity Grants for Certain Officers in Fiscal Year 2013:

On an ongoing basis, the Compensation Committee monitors the marketplace for executive compensation. From time to time, the Compensation Committee may take action to adjust an executive’s compensation package to respond to changes in the marketplace and ensure that our compensation packages remain competitive. Consistent with that process, the Compensation Committee awarded supplemental equity grants (in the form of service-based restricted stock units) to two of our Named Executive Officers during fiscal year 2013, in addition to the annual equity awards described above, as set forth in the following table:

Name and Principal Position	Grant Date	Number of Shares	Vesting Schedule
Bobby R. Bell Executive Vice President, Wafer Inspection Group	8/2/2012	20,800	50% vests 2 years after grant; 50% vests 4 years after grant
	2/6/2013	25,000	25% vests on each of the first four anniversaries of the grant date
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	8/2/2012	6,300	50% vests 2 years after grant; 50% vests 4 years after grant

Perquisites and Other Compensation

Element	Variability	Objective	How Established	FY13 Changes/ Outcome for Named Executive Officers
Benefit plans	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against a group of industry peers.	No changes

We make only nominal use of perquisites in compensating our executive officers. All of our executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our executive officers are eligible to participate in our 401(k) plan (including a Company match on employee 401(k) plan contributions) and the other employee benefit plans sponsored by us on the same terms and conditions that apply to all other employees.

Severance Benefits and Change of Control Agreements

We currently have two plans that provide certain compensation and benefits in the event that a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). Each of the Named Executive Officers participated under one of these two plans during fiscal year 2013: Messrs. Wallace, Dentinger7 and Martin were participants under the Original Severance Plan, and Messrs. Bell and Kirloskar were participants under the 2010 Severance Plan.

A key difference between the two plans is that the 2010 Severance Plan, unlike the Original Severance Plan, does not contain tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with a participant’s receipt of a change-of-control “parachute payment” within the meaning of Code Section 280G. The Compensation Committee does not anticipate adding any

7 As of the date of this Proxy Statement, Mr. Dentinger is no longer a participant under either plan, following his resignation as Executive Vice President and Chief Financial Officer in August 2013.

new participants to the Original Severance Plan. For further information, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

We believe that the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success and the value that we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to Named Executive Officers, other than the 401(k) plan available to all of our employees and the executive retiree medical program described below.

Executive Retiree Medical Program

KLA-Tencor has established a retiree medical program to offer continued health benefits to certain current senior executive officers, although none are eligible to participate at this time. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011 (Messrs. Wallace, Dentinger, Bell, Martin and Kirloskar). No future participants (other than the current participants, to the extent they eventually become eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board of Directors adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA-Tencor Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
CEO	Value of at least four times annual base salary
EVP/SVP	Value of at least two times annual base salary

Unexercised options and unearned performance shares or units do not count for purposes of measuring compliance with the ownership guidelines. The value of unvested restricted stock units is included in measuring compliance. Each executive, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our Chief Executive Officer, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the Chief Executive Officer. As of the Record Date, each of our Named Executive Officers was in compliance with this stock ownership requirement.

Under our Policy on Insider Trading and Unauthorized Disclosures, our Directors and employees (including our Named Executive Officers) are not permitted to engage in short sales of the Company’s securities or any hedging or derivative securities transactions relating to the Company’s securities.

Compensation Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation Committee utilizes a broad-based approach to the determination of executive compensation packages. The charter of the Compensation Committee gives the Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Committee makes compensation recommendations to the Independent Board Members for approval.

Advisor to the Compensation Committee

The Compensation Committee retains an independent compensation consultant to provide the Committee with independent, objective analysis and advice on executive compensation matters. The Compensation Committee’s independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2013, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Senior Vice President of Human Resources and other members of our Human Resources department.

Semler Brossy provided the Compensation Committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on the report and discussions with Semler Brossy, the Compensation Committee determined that the work of Semler Brossy in fiscal year 2013 did not raise any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2013 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Committee’s deliberations for all officers took into account a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and performance shares, the proposed financial metrics and payout percentage recommendations were developed by Company management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered a performance review conducted by the Independent Board Members and an initial package recommendation prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2013 compensation package to the Independent Board Members. The Independent Board Members then discussed and, in August 2012, approved Mr. Wallace’s fiscal year 2013 compensation. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other Named Executive Officers, their performance reviews and initial package recommendations were provided by Mr. Wallace. After considering that information, as well as extensive data provided by Semler Brossy, over several meetings, the Compensation Committee approved the final compensation packages for the other Named Executive Officers in August 2012.

In each case, when establishing each element of compensation and the overall packages for the officers, the Compensation Committee and the Independent Board Members exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews a number of different data sources (including peer group and broader market data) to ensure we are offering compensation packages that are competitive with those offered by other employers seeking to attract the same talented individuals.

For our fiscal year 2013 program, the Compensation Committee expanded our compensation peer group, which we use to develop and assess our compensation program, to 28 companies. The expanded list of peers is intended to ensure that our executive compensation program is measured against the broad spectrum of companies with which we compete for talent. The peer group is comprised of U.S. publicly traded companies in the semiconductor and semiconductor equipment industries that, when the peer group was being formed in early calendar year 2012, had 0.3 to 3 times the Company’s trailing four-quarter revenues and 0.2 to 3 times the Company’s 200-day average market capitalization value, with the addition of Applied

Materials, Inc. due to its position as a direct competitor of the Company. The list of expanded compensation peers used in developing our fiscal year 2013 program is as follows:

• Advanced Micro Devices Inc.

• Altera Corp.

• Analog Devices Inc.

• Applied Materials Inc.

• Atmel Corp.

• Broadcom Corp.

• Cree Inc.

• Cypress Semiconductor Corp.

• Fairchild Semiconductor International Inc.

• First Solar Inc.

• Freescale Semiconductor Ltd.

• GT Advanced Technologies Inc.

• International Rectifier Corp.

• Lam Research Corp.

• Linear Technology Corp.

• LSI Corp.

• Maxim Integrated Products Inc.

• MEMC Electronic Materials Inc. (now SunEdison, Inc.)

• Microchip Technology Inc.

• Micron Technology Inc.

• NVIDIA Corp.

• Omnivision Technologies Inc.

• ON Semiconductor Corp.

• Skyworks Solutions Inc.

• SunPower Corp.

• Teradyne Inc.

• Veeco Instruments Inc.

• Xilinx Inc.

The Compensation Committee has not made any changes to the industry peer group since it was formed but will periodically review, and as appropriate may approve changes to, the list.

While developing our fiscal year 2013 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each officer’s skill set and experience, and encourage retention of top performers.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies for compensation paid to the Chief Executive Officer and the three other highest paid executive officers (other than the principal financial officer), to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. Our existing equity compensation plans, including our 2004 Equity Incentive Plan, are structured with the intent of enabling the compensation deemed paid to an executive officer in connection with the vesting of performance share awards and the exercise of stock options granted under those plans to qualify as performance-based compensation.

Our annual Executive Incentive Plan is a cash bonus plan structured in a manner that is intended to allow us, under Section 162(m), to qualify all or part of the compensation earned under that plan as performance-based compensation and take a corporate income tax deduction for those amounts.

Notwithstanding our intent, awards made under our equity compensation plans or our executive cash bonus plan may or may not qualify as performance-based compensation. The Compensation Committee continues to consider steps that might be in our best interests to comply with Section 162(m). However, the Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of a number of relevant factors taken into consideration when establishing the program, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Clawback Policy

We maintain a clawback policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.kla-tencor.com.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kevin J. Kennedy, Chairman

Edward W. Barnholt

John T. Dickson

Stephen P. Kaufman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2013, 2012 and 2011 by our Chief Executive Officer, our Chief Financial Officer and each of the other executive officers whose total compensation for that fiscal year exceeded $100,000 and who were serving as executive officers as of June 30, 2013. No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2013 have been excluded by reason of their termination of employment or change in executive status during that year. The individuals named in the table below will be referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Richard P. Wallace President & Chief Executive Officer	2013	900,000	4,411,896	(6)	1,043,806	—	25,204	6,380,906
	2012	880,769	3,966,612	(7)	1,543,372	—	25,642	6,416,395
	2011	800,000	3,434,112	(8)	2,646,000	—	23,119	6,903,231
Mark P. Dentinger Executive Vice President & Chief Financial Officer(9)	2013	400,000	1,077,214	(6)	234,300	—	25,048	1,736,562
	2012	400,000	971,490	(7)	354,000	—	25,921	1,751,411
	2011	400,000	1,180,476	(8)	735,000	—	19,921	2,335,397
Bobby R. Bell Executive Vice President, Wafer Inspection Group	2013	432,308	3,283,807	(6)	303,869	—	24,993	4,044,977
	2012	395,192	1,099,800	(7)	419,694	—	28,449	1,943,135
	2011	372,115	1,073,160	(8)	683,761	—	22,787	2,151,823
Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	2013	356,154	683,797	(6)	194,709	—	24,971	1,259,631
	2012	340,000	527,904	(7)	280,840	—	26,020	1,174,764
	2011	340,000	643,896	(8)	583,100	—	22,380	1,589,376
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	2013	280,800	735,295	(6)	142,548	—	5,064	1,163,707
	2012	280,800	263,952	(7)	215,374	—	6,268	766,394
	2011	280,800	321,948	(8)	447,174	—	8,653	1,058,575

(1)	Includes amounts deferred under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2)	The amounts shown in column (d) represent the aggregate grant date fair value of all restricted stock units (“RSUs”) and performance shares awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs and performance shares, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August 8, 2013.

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted during fiscal year 2013, by the present value of estimated forgone dividends over the vesting period).

With respect to performance shares (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted during fiscal year 2013, by the present value of estimated forgone dividends over the vesting period). For more information regarding specific awards, please refer to footnotes (6), (7) and (8) to this Summary Compensation Table.

We did not grant any stock options to any of the Named Executive Officers during fiscal years 2013, 2012 or 2011.

(3)	The amounts shown in column (e) for fiscal years 2013, 2012 and 2011 reflect the payments earned by each Named Executive Officer under our Executive Incentive Plan for the applicable fiscal year.

(4)	Of the Named Executive Officers, Messrs. Wallace, Bell, Martin and Kirloskar participated in our EDSP during fiscal years 2013, 2012 or 2011 (with only Mr. Kirloskar making new contributions during fiscal year 2013). No portion of the applicable Named Executive Officer’s investment earnings (or losses, as applicable) during fiscal years 2013, 2012 or 2011 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each Named Executive Officer’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the Named Executive Officers who participated in such plan during the fiscal years listed in the Summary Compensation Table above were as follows:

Name	Year	Earnings (Losses) on Named Executive Officer’s EDSP Account ($)

Richard P. Wallace	2013	163,245
	2012	(31,203)
	2011	239,248
Bobby R. Bell	2013	208,402
	2012	(14,971)
	2011	304,295
Brian M. Martin	2013	8,421
	2012	2,777
	2011	4,534
Virendra A. Kirloskar	2013	(169)

For more information regarding the participation of the Named Executive Officers in the EDSP, please refer to the section of this Proxy Statement below entitled “Nonqualified Deferred Compensation.”

(5)	The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2013:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Performance Recognition Award ($)	Tax Gross-Up Amount Related to Performance Recognition Award ($)	Total ($)

Richard P. Wallace	4,000	19,772	837	323	272	25,204
Mark P. Dentinger	4,000	19,783	670	323	272	25,048
Bobby R. Bell	4,000	19,672	726	323	272	24,993
Brian M. Martin	4,000	19,779	597	323	272	24,971
Virendra A. Kirloskar	4,000	—	469	323	272	5,064

For the fiscal year ended June 30, 2012:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Performance Recognition Award ($)	Tax Gross-Up Amount Related to Performance Recognition Award ($)	Total ($)

Richard P. Wallace	4,000	19,031	780	993	838	25,642
Mark P. Dentinger	4,000	19,466	624	993	838	25,921
Bobby R. Bell	4,000	22,056	562	993	838	28,449
Brian M. Martin	4,000	19,659	530	993	838	26,020
Virendra A. Kirloskar	4,000	—	437	993	838	6,268

For the fiscal year ended June 30, 2011:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Total ($)

Richard P. Wallace	4,000	18,620	499	23,119
Mark P. Dentinger	4,000	15,671	250	19,921
Bobby R. Bell	4,000	18,560	227	22,787
Brian M. Martin	4,000	18,205	175	22,380
Virendra A. Kirloskar	4,000	4,426	227	8,653

(6)

A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2013 performance awards will be determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015 relative to our industry peer group. The fiscal year 2013 performance awards are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin percentile performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the performance awards, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to performance awards granted during fiscal year 2013 are as follows: (a) for Mr. Wallace, $2,168,904; (b) for Mr. Dentinger, $529,563; (c) for Mr. Bell, $483,514; (d) for Mr. Martin, $336,157; and (e) for Mr. Kirloskar, $216,430. The grant date fair value of the fiscal year 2013 performance awards, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $2,711,131; (b) for Mr. Dentinger, $661,953; (c) for Mr. Bell, $604,392; (d) for Mr. Martin, $420,196; and (e) for Mr. Kirloskar, $270,537. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2013 performance shares (and therefore the number of shares issuable under the fiscal year 2013 performance shares) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) following the completion of fiscal year 2015.

(7)	A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. Because the performance awards granted during fiscal year 2012 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of weighted-average Operating Margin Percentage over fiscal years 2012 and 2013 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the maximum number of shares potentially issuable under the applicable award. The amounts included in the table above attributable to performance awards granted during fiscal year 2012 are as follows: (a) for Mr. Wallace, $1,983,306; (b) for Mr. Dentinger, $485,745; (c) for Mr. Bell, $549,900; (d) for Mr. Martin, $263,952; and (e) for Mr. Kirloskar, $131,976. Following the completion of fiscal year 2013, the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) determined that the Company had fully achieved the performance-based conditions applicable to the fiscal year 2012 performance shares and that the maximum number of shares issuable under the fiscal year 2012 performance shares had been earned.

(8)	A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. Because the performance awards granted during fiscal year 2011 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of weighted-average Operating Margin Percentage over fiscal years 2011 and 2012 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the maximum number of shares potentially issuable under the applicable award. The amounts included in the table above attributable to performance awards granted during fiscal year 2011 are as follows: (a) for Mr. Wallace, $1,717,056; (b) for Mr. Dentinger, $590,238; (c) for Mr. Bell, $536,580; (d) for Mr. Martin, $321,948; and (e) for Mr. Kirloskar, $160,974. Following the completion of fiscal year 2012, the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) determined that the Company had fully achieved the performance-based conditions applicable to the fiscal year 2011 performance shares and that the maximum number of shares issuable under the fiscal year 2011 performance shares had been earned.

(9)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013, after the end of fiscal year 2013.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a Named Executive Officer during the fiscal year ended June 30, 2013 under a compensation plan. No stock options or stock appreciation rights were granted to any of the Named Executive Officers during the fiscal year ended June 30, 2013.

			Potential Payouts Under Non-Equity			Potential Future Payouts Under Equity			Grant Date Fair Value of Equity Awards ($)(7) (i)
Name and Principal Position (a)			Incentive Plan Awards(1)			Incentive Plan Awards
	Grant Date (b)		Threshold ($)(2) (c)	Target ($)(3) (d)	Maximum ($) (e)	Threshold (#)(4) (f)	Target (#)(5) (g)	Maximum (#)(6) (h)

Richard P. Wallace President & Chief Executive Officer	—		72,900	1,215,000	3,645,000
	8/2/2012	(8)				11,775	47,100	58,875	2,168,904
	8/2/2012	(9)				47,100	47,100	47,100	2,242,991

Mark P. Dentinger	—		18,000	300,000	900,000
Executive Vice	8/2/2012	(8)				2,875	11,500	14,375	529,563
President & Chief Financial Officer(10)	8/2/2012	(9)				11,500	11,500	11,500	547,652

Bobby R. Bell Executive Vice President, Wafer Inspection Group	—		19,454	324,231	972,693
	8/2/2012	(8)				2,625	10,500	13,125	483,514
	8/2/2012	(9)				10,500	10,500	10,500	500,030
	8/2/2012	(11)				20,800	20,800	20,800	974,107
	2/6/2013	(11)				25,000	25,000	25,000	1,326,156

Brian M. Martin	—		14,958	249,308	747,923
Executive Vice	8/2/2012	(8)				1,825	7,300	9,125	336,157
President, General Counsel & Corporate Secretary	8/2/2012	(9)				7,300	7,300	7,300	347,640

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	—		10,951	182,520	547,560
	8/2/2012	(8)				1,175	4,700	5,875	216,430
	8/2/2012	(9)				4,700	4,700	4,700	223,823
	8/2/2012	(11)				6,300	6,300	6,300	295,042

(1)	The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could have been earned under our Executive Incentive Plan (the “Bonus Plan”) based on the Company’s performance for fiscal year 2013. In August 2013, following the completion of fiscal year 2013, the Company’s actual performance was measured against the pre-established performance targets. Based on that measurement, the actual bonus amount under the fiscal year 2013 Bonus Plan was calculated for each Named Executive Officer. That bonus amount is reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	The threshold amount is calculated as the minimum amount that would have been payable under the fiscal year 2013 Bonus Plan to the applicable Named Executive Officer assuming satisfaction of the initial performance threshold required to fund the Bonus Plan (disregarding, for purposes of this calculation, potential downward adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier (which could reduce an executive’s payout to 80% of the amount presented in the table above)). Under the structure of the fiscal year 2013 Bonus Plan, the actual percentage of the executive’s target bonus payable under the plan was determined by a combination of (a) the Company’s achieved level of Operating Margin Percentage and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the fiscal year had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Percentage required to fund the 2013 Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as six percent (6%) of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

(3)	The amount in column (d) reflects the amount that would have been payable under the fiscal year 2013 Bonus Plan to the applicable Named Executive Officer assuming payment of the officer’s full target bonus. Under the structure of the fiscal year 2013 Bonus Plan, a payout of 100% of a participant’s target bonus was payable upon Company achievement of its target level of operating results (in terms of both the Company’s Operating Margin Percentage and the Company’s achievement of its balanced scorecard goals).

(4)	The threshold amount is calculated as the minimum number of shares that would be potentially earnable under the fiscal year 2013 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria) and performance shares (i.e., awards issued with both service-based and performance-based vesting criteria) granted to the applicable Named Executive Officer assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2013 RSUs, they contain no performance-based vesting criteria (and therefore no initial performance threshold), so the total number of shares subject to such RSU is reported in column (f).

With respect to the fiscal year 2013 performance shares, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin percentile performance for such period necessary to earn any shares under the fiscal year 2013 performance share awards (and no higher), then twenty-five percent (25%) of the target number of shares subject to such awards would be potentially earnable by each Named Executive Officer, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(5)	The target amount is calculated as the number of shares that would be potentially earnable under the fiscal year 2013 RSUs and performance shares granted to the applicable Named Executive Officer assuming Company performance at plan.

With respect to the fiscal year 2013 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).

With respect to the fiscal year 2013 performance shares, the number of shares reported in column (g) reflects the number of shares that would be earned by the applicable officer if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin percentile performance (the 55th percentile) for the three-year performance period covered by those awards. If the Company were to achieve that target level of Relative Free Cash Flow Margin percentile performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2013 performance shares would be potentially earnable by each Named Executive Officer, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(6)	The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2013 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).

With respect to the fiscal year 2013 performance shares, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned by the applicable officer under those awards. Under the terms of the fiscal year 2013 performance shares, each Named Executive Officer can potentially earn up to one hundred twenty-five percent (125%) of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin percentile performance for fiscal years 2013, 2014 and 2015 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(7)	The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or performance share award calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced by the present value of estimated forgone dividends over the vesting period).

With respect to performance shares, the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date (reduced by the present value of estimated forgone dividends over the vesting period). Because the performance shares granted during fiscal year 2013 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of three-year Relative Free Cash Flow Margin percentile performance over fiscal years 2013, 2014 and 2015 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(8)	Reflects an award of performance shares (equal to one-half of the executive officer’s annual equity award for fiscal year 2013) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of these performance shares (i.e., the number of shares that will be issuable to each of the Named Executive Officers under his performance share award, if he satisfies the applicable service-vesting requirements) will be determined following the completion of fiscal year 2015. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(9)	Reflects an award of RSUs (equal to one-half of the executive officer’s annual equity award for fiscal year 2013) that only has a service-vesting component tied to continued service beyond fiscal year 2013. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013. Mr. Dentinger is currently serving as a Senior Advisor to the Company and is expected to remain in that role until December 31, 2013. Mr. Dentinger’s outstanding RSUs will continue to vest at a full-time rate during his service as a Senior Advisor, subject to otherwise meeting the requirements of the relevant plans. Any performance-based RSUs for which the determination regarding the extent to which they have been earned does not occur until after December 31, 2013 (including the fiscal year 2013 performance share awards) will remain unearned and unable to vest.

(11)	Reflects a supplemental retention award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2013. Fifty percent (50%) of the shares will vest on the two-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of June 30, 2013.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Richard P. Wallace	15,000	(2)	—	58.10	1/27/2014
President & Chief Executive						58,875	(3)	3,281,104
Officer						47,100	(4)	2,624,883
						54,100	(5)	3,014,993
						54,100	(6)	3,014,993
						26,400	(6)	1,471,272
						26,400	(6)	1,471,272
						28,750	(6)	1,602,238
						28,750	(6)	1,602,238
						37,000	(6)	2,062,010

Mark P. Dentinger						14,375	(3)	801,119
Executive Vice President &						11,500	(4)	640,895
Chief Financial Officer(7)						13,250	(5)	738,423
						13,250	(6)	738,423
						9,075	(6)	505,750
						9,075	(6)	505,750
						10,000	(6)	557,300
						10,000	(6)	557,300
						21,500	(6)	1,198,195

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Bobby R. Bell	6,200	(2)	—	53.86	10/27/2013
Executive Vice President,	3,100	(2)	—	58.10	1/27/2014
Wafer Inspection Group	3,875	(2)	—	45.16	4/26/2014
	2,325	(2)	—	40.66	8/2/2014
	30,750	(2)	—	39.89	9/16/2014
						25,000	(4)	1,393,250
						13,125	(3)	731,456
						10,500	(4)	585,165
						20,800	(6)	1,159,184
						15,000	(5)	835,950
						15,000	(6)	835,950
						8,250	(6)	459,773
						8,250	(6)	459,773
						9,225	(6)	514,109
						9,225	(6)	514,109
						20,750	(6)	1,156,398

Brian M. Martin						9,125	(3)	508,536
Executive Vice President,						7,300	(4)	406,829
General Counsel & Corporate						7,200	(5)	401,256
Secretary						7,200	(6)	401,256
						4,950	(6)	275,864
						4,950	(6)	275,864
						5,525	(6)	307,908
						5,525	(6)	307,908
						9,700	(6)	540,581

Virendra A. Kirloskar	1,600	(2)	—	58.10	1/27/2014
Senior Vice President & Chief						5,875	(3)	327,414
Accounting Officer						4,700	(4)	261,931
						6,300	(6)	351,099
						3,600	(5)	200,628
						3,600	(6)	200,628
						2,475	(6)	137,932
						2,475	(6)	137,932
						2,950	(6)	164,404
						2,950	(6)	164,404
						5,200	(6)	289,796

(1)	Calculated based on the $55.73 closing price per share of our Common Stock on June 28, 2013 (the last trading day during our fiscal year ended June 30, 2013).

(2)	These options are fully vested and exercisable.

(3)	These grants represent the maximum number of shares of our Common Stock that could be earned under performance share awards that were granted to the applicable executive officer in August 2012 in connection with their service during fiscal year 2013. The achievement of the performance-vesting component of these performance shares (i.e., the number of shares that will be issuable to each of the Named Executive Officers under his performance share award, if he satisfies the applicable service-vesting requirements) will be determined following the completion of fiscal year 2015 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4)	These particular RSUs are part of an RSU award granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Information concerning these RSU awards is set forth below. Twenty-five percent (25%) of the total number of shares underlying these awards will vest and become issuable upon completion of one year of service measured from the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2013
Richard P. Wallace	8/2/2012	47,100	—
Mark P. Dentinger	8/2/2012	11,500	—
Bobby R. Bell	2/6/2013	25,000	—
	8/2/2012	10,500	—
Brian M. Martin	8/2/2012	7,300	—
Virendra A. Kirloskar	8/2/2012	4,700	—

(5)	These grants represent the maximum number of shares of our Common Stock that were earnable under performance share awards that were granted to the applicable executive officer in August 2011 in connection with their service during fiscal year 2012. As of June 30, 2013, the number of shares issuable under these awards had not yet been determined. The achievement of the performance-vesting component of these performance shares was based on the Company’s weighted-average Operating Margin Percentage over fiscal years 2012 and 2013. In August 2013, following the completion of fiscal year 2013, the Compensation Committee (and, with respect to the awards issued to Mr. Wallace, the independent members of the Board) reviewed the level of achievement of the applicable performance criteria for the awards and formally determined that all of the shares had been earned under such performance share awards. Fifty percent (50%) of the earned shares vested on August 6, 2013, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through that vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(6)	These particular RSUs are part of an award (either an RSU award granted with only service-based vesting criteria or a performance share award that, as of June 30, 2013, had been earned in part or in full) that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Information concerning these RSU awards is set forth below. Fifty percent (50%) of the total number of shares underlying these awards will vest and become issuable upon completion of two years of service measured from the grant date, and the remaining fifty percent (50%) will vest and become issuable upon completion of four years of service measured from the grant date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2013
Richard P. Wallace	8/4/2011	54,100	—
	8/5/2010	52,800	26,400
	8/5/2010	52,800	26,400
	8/6/2009	57,500	28,750
	8/6/2009	57,500	28,750
	8/6/2009	74,000	37,000
Mark P. Dentinger	8/4/2011	13,250	—
	8/5/2010	18,150	9,075
	8/5/2010	18,150	9,075
	8/3/2009	20,000	10,000
	8/3/2009	20,000	10,000
	8/3/2009	43,000	21,500
Bobby R. Bell	8/2/2012	20,800	—
	8/4/2011	15,000	—
	8/5/2010	16,500	8,250
	8/5/2010	16,500	8,250
	8/3/2009	18,450	9,225
	8/3/2009	18,450	9,225
	8/3/2009	41,500	20,750

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2013
Brian M. Martin	8/4/2011	7,200	—
	8/5/2010	9,900	4,950
	8/5/2010	9,900	4,950
	8/3/2009	11,050	5,525
	8/3/2009	11,050	5,525
	8/3/2009	19,400	9,700
Virendra A. Kirloskar	8/2/2012	6,300	—
	8/4/2011	3,600	—
	8/5/2010	4,950	2,475
	8/5/2010	4,950	2,475
	8/3/2009	5,900	2,950
	8/3/2009	5,900	2,950
	8/3/2009	10,400	5,200

(7)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013. Mr. Dentinger is currently serving as a Senior Advisor to the Company and is expected to remain in that role until December 31, 2013. Mr. Dentinger’s outstanding RSUs will continue to vest at a full-time rate during his service as a Senior Advisor, subject to otherwise meeting the requirements of the relevant plans. Any performance-based RSUs for which the determination regarding the extent to which they have been earned does not occur until after December 31, 2013 (including the fiscal year 2013 performance share awards) will remain unearned and unable to vest.

Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to restricted stock, RSU or performance share awards held by the Named Executive Officers that vested, and stock options that were exercised, during the fiscal year ended June 30, 2013. No stock appreciation rights were held or exercised by the Named Executive Officers during the fiscal year ended June 30, 2013.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Richard P. Wallace President & Chief Executive Officer	197,500	1,449,147	52,800	(3)	2,750,880

Mark P. Dentinger Executive Vice President & Chief Financial Officer	—	—	38,150	(3)	1,870,415

Bobby R. Bell Executive Vice President, Wafer Inspection Group	20,792	78,782	31,500	(3)	1,641,150

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	—	—	17,400	(3)	906,540

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	3,200	10,048	8,950	(3)	466,295

(1)	Based on the closing market price of the purchased shares on the exercise date (or, if the acquired shares were sold on the exercise date, the sale price of the shares) less the option exercise price paid for the shares.

(2)	Based on the closing market price of the vested shares on the vesting date.

(3)

Our 2004 Equity Incentive Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2013: Mr. Wallace: 28,897 shares; Mr. Dentinger: 22,156 shares; Mr. Bell: 18,592 shares; Mr. Martin: 11,016 shares; and Mr. Kirloskar: 5,666 shares.

Nonqualified Deferred Compensation

We have established the Executive Deferred Savings Plan (the “EDSP”) in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2013, there were a total of 23 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on plan participants as a funding vehicle for a portion of our obligations under the plan.

The following table shows the deferred compensation activity for each Named Executive Officer during the fiscal year ended June 30, 2013.

Name and Principal Position	Executive Contributions in Fiscal Year 2013 ($)	Company Contributions in Fiscal Year 2013 ($)	Aggregate Earnings in Fiscal Year 2013 ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2013 ($)

(a)	(b)	(c)	(d)	(e)	(f)

Richard P. Wallace President & Chief Executive Officer	—	—	163,245	(40,127)	1,113,968

Mark P. Dentinger Executive Vice President & Chief Financial Officer	—	—	—	—	—

Bobby R. Bell Executive Vice President, Wafer Inspection Group	—	—	208,402	—	1,663,661

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	—	—	8,421	—	77,623

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	35,100	—	(169)	—	34,931

(1)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on his account balance for fiscal year 2013. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each Named Executive Officer are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(2)	The 26 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2013. The rate of return for each such fund for fiscal year 2013 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2013
American Funds IS Growth 2	20.06%
Dreyfus IP Technology Growth Initial (+)	1.18%
DWS Dreman Small Mid Cap Value VIP A	24.32%
DWS VIT Small Cap Index A	24.16%
Invesco VI Technology I (*)	5.20%
Invesco VIF Utilities I	7.98%
Janus Aspen Global Research Portfolio Instl (*)	22.22%
MFS VIT Global Equity Initial (+)	2.42%
PIMCO VIT Total Return Instl	1.27%
Royce Capital Micro Cap	8.54%
Royce Capital Small Cap	20.26%
Rydex VT Energy	17.80%
Transamerica JPMorgan Mid Cap Value VP Initial (+)	7.18%
Transamerica WMC Diversified Growth VP Initial (*)	7.92%
T. Rowe Price Blue Chip Growth	18.09%
T. Rowe Price Equity Income	23.79%
T. Rowe Price Health Sciences	25.70%
T. Rowe Price International Stock	12.17%
T. Rowe Price Mid Cap Growth	21.61%
Vanguard VIF Balanced	15.01%
Vanguard VIF Equity Index	20.43%
Vanguard VIF High Yield Bond Inv	6.44%
Vanguard VIF International Inv	15.26%
Vanguard VIF REIT Index I	8.81%
Vanguard VIF Total Bond Index	-0.95%
Wells Fargo Cash Investment Money Market I	0.07%

(*)	The Invesco VI Technology I fund, Janus Aspen Global Research Portfolio Instl fund and Transamerica WMC Diversified Growth VP Initial fund were available for selection under the EDSP for a portion of fiscal year 2013, from July 1, 2012 through March 1, 2013. The Rates of Return set forth in the table above reflect the rates of return of these investments for the portion of fiscal year 2013 during which these investments were available for selection under the EDSP.

(+)	The Dreyfus IP Technology Growth Initial fund, MFS VIT Global Equity Initial fund and Transamerica JPMorgan Mid Cap Value VP Initial fund were available for selection under the EDSP for a portion of fiscal year 2013, from March 1, 2013 through June 30, 2013. The Rates of Return set forth in the table above reflect the rates of return of these investments for the portion of fiscal year 2013 during which these investments were available for selection under the EDSP.

Potential Payments Upon Termination or Change of Control

In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 2010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan is intended to exist in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits in the event that a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving severance benefits under either plan, the participant will be subject to a non-compete covenant and non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable severance plan. Each severance plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from sources other than the Company. All of our Named Executive Officers participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2013, as described in more detail below.

The terms of and benefits payable under our two severance plans are in many ways similar to one another. However, unlike the Original Severance Plan, the 2010 Severance Plan does not contain tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Instead, the 2010 Severance Plan contains a “best results” provision, which is described in more detail below.

Original Severance Plan:

Messrs. Wallace and Martin currently participate in the Original Severance Plan. Mr. Dentinger also participated in the Original Severance Plan during fiscal year 2013 on the same terms as Mr. Martin. However, as previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and has acknowledged that he has forgone any benefits under the Original Severance Plan in connection with his resignation.

If Mr. Wallace or Mr. Martin is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined.

If Mr. Martin is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for two years, (ii) an amount equal to two times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) two paragraphs above), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the two-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculations in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum amounts that would have been issuable with respect to such awards) has been finally determined.

In addition, Messrs. Wallace and Martin will each be entitled under certain circumstances to a full tax gross-up payment to cover any excise tax liability they may incur under Code Section 4999 and the resulting income and employment tax liability attributable to that payment, should the benefits to which they become entitled in connection with a change of control constitute parachute payments that exceed by more than $50,000 the maximum parachute payment otherwise allowable under the federal tax laws without the imposition of Section 4999 excise tax.

2010 Severance Plan:

Messrs. Bell and Kirloskar participate in the 2010 Severance Plan. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

If Mr. Bell or Mr. Kirloskar is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined.

As noted above, the 2010 Severance Plan does not contain tax gross-up provisions related to excise taxes that may be imposed by Code Section 4999 as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Instead, the 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be subject to the excise tax.

Table Reflecting Potential Termination and Change of Control Payments:

The following table shows the estimated amounts that would have been payable to each of the Named Executive Officers upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2013. For such officers, the amount attributable to the accelerated vesting of stock options, performance shares and restricted stock units is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2013. That value was $55.73 per share, as reported on the NASDAQ Global Select Market on June 28, 2013. The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

The amounts that would have been payable to each of our Named Executive Officers upon the occurrence of the indicated event had the applicable event occurred on June 30, 2013 are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary/Bonus Continuation & Additional Monthly Payments ($)	Pro-rated Bonus ($)	Extension of Post-Termination Exercise Period for Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)		Excise Tax Gross-Up ($)	Total ($)

Richard P. Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason(3)	1,800,000	1,543,372	40,538	10,638,718	(4)	—	14,022,628

	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	10,091,866	1,543,372	40,538	20,145,002	(6)	—	31,820,778

Mark P. Dentinger Executive Vice President & Chief Financial Officer(7)	Termination without Cause or Resignation for Good Reason(3)	800,000	354,000	—	3,718,417	(4)	—	4,872,417

	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	2,168,000	354,000	—	6,243,153	(6)	—	8,765,153

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	Termination without Cause or Resignation for Good Reason(3)	720,000	280,840	—	1,955,468	(4)	—	2,956,308

	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	1,811,202	280,840	—	3,426,002	(6)	—	5,518,044

2010 Severance Plan

Name and Principal Position	Event	Salary Continuation Payments ($)	Pro-rated Bonus ($)	Extension of Post-Termination Exercise Period for Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)		Payment Reduction (If Any) to Maximize Net Amount Received ($)	Total ($)

Bobby R. Bell Executive Vice President, Wafer Inspection Group	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	660,000	419,694	26,078	8,645,116	(6)	—	9,750,888

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	421,200	215,374	4,324	2,236,166	(6)	—	2,877,064

(1)	Reflects the incremental compensation charge that would be recorded by the Company in connection with the extension, in accordance with the applicable severance plan, of the post-termination exercise period of the applicable stock options (if any) held by the participant.

(2)	As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award. The number of shares earnable under the fiscal year 2013 performance share awards is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015. Under the terms of the fiscal year 2013 performance share awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2013 performance share awards have been included for purposes of this table at 125% of the target number of shares underlying the awards.

(3)	For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) a material reduction of the participant’s duties, title, authority or responsibilities; (ii) a reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the participant’s then principal residence, and (B) within the applicable period following a Change of Control, the occurrence of any of the events listed above in this paragraph except that any reduction in the participant’s base salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the participant provides us with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and we fail to cure the purported grounds for the Good Reason within such thirty (30) day notice period.

(4)	The vesting schedules for the RSUs and performance shares outstanding as of June 30, 2013 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards.

(5)	For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan) or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)	The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards (as described in footnote (4) to this table), and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro-Rated Vesting Through Date of Termination/ Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination/ Resignation ($)	Total Value Reported ($)

Richard P. Wallace	10,638,718	9,506,284	20,145,002
Mark P. Dentinger	3,718,417	2,524,736	6,243,153
Brian M. Martin	1,955,468	1,470,534	3,426,002
Bobby R. Bell	4,029,042	4,616,074	8,645,116
Virendra A. Kirloskar	1,127,390	1,108,776	2,236,166

(7)	As noted above, Mr. Dentinger participated in the Original Severance Plan during fiscal year 2013. However, as previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and has acknowledged that he has forgone any benefits under the Original Severance Plan in connection with his resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA-Tencor.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

Transactions with Related Persons – Purchases of Goods and Services

The following represents the only transaction (or collection of transactions) in which KLA-Tencor was a participant during fiscal year 2013, the aggregate amount involved exceeded $120,000, and any related person had a material direct or indirect interest (as determined, and as required to be reported, in accordance with SEC rules and regulations):

Mr. Calderoni’s brother, Frank Calderoni, serves as an executive officer of Cisco Systems Inc. (“Cisco”). During fiscal year 2013, we purchased approximately $386,000 in telecommunications equipment and services from Cisco.

The transactions with Cisco were reviewed and approved or ratified by the Audit Committee in accordance with the policies and procedures described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2013 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) A	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders(3)	6,810,217	$48.85	8,374,500(4)(5)(6)

Equity Compensation Plans Not Approved by Stockholders(7)(8)	156,053	$50.45	—

Total	6,966,270	$49.00	8,374,500

(1)	Includes 5,308,707 shares of our Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2013, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day). As of June 30, 2013, the weighted-average remaining contractual term of all outstanding options was 0.80 years.

(2)	Calculated without taking into account 5,308,707 shares of our Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)	Consists of our (a) 2004 Equity Incentive Plan (“2004 Equity Plan”), (b) 1982 Stock Option Plan, (c) Purchase Plan and (d) 1998 Outside Director Option Plan (the “Outside Director Plan”).

(4)	Includes shares of our Common Stock available for future issuance under the 2004 Equity Plan, the Purchase Plan and the Outside Director Plan. No further shares are available for issuance under the 1982 Stock Option Plan.

(5)	As of June 30, 2013, 5,035,957 shares of our Common Stock were available for issuance under the 2004 Equity Plan. Shares reserved for issuance under this plan may be issued upon the exercise of stock options or stock appreciation rights or pursuant to full value awards such as restricted stock awards or restricted stock units that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods). Shares issued pursuant to full value awards made under the 2004 Equity Plan until the date of this year’s Annual Meeting will reduce the share reserve available under such plan by 1.8 shares for every one full value share issued. If Proposal Four is approved by our stockholders at the Annual Meeting, this multiplier will increase from 1.8 to 2.0 for all full value awards granted after the date of the Annual Meeting.

(6)	As of June 30, 2013 (after giving effect to the purchase under the Purchase Plan on that date), 1,678,953 shares of our Common Stock were reserved for issuance under the Purchase Plan. This plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under this plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the plan during the forthcoming fiscal year. No shares were registered or added to the Purchase Plan during the fiscal year ended June 30, 2013.

(7)	Consists solely of the 2000 Non-Statutory Plan, pursuant to which options have been granted to our employees and consultants. The 2000 Non-Statutory Plan was terminated during the fiscal year ended June 30, 2005, and no further options may be granted under that plan.

(8)	Excludes information for options assumed by us in connection with acquisitions of companies. As of June 30, 2013, a total of 5,638 shares of our Common Stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by our stockholders: Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended), ADE Corporation 1995 Stock Option Plan, ADE Corporation 1997 Employee Stock Option Plan (as amended) and ADE Corporation 2000 Employee Stock Option Plan (as amended). The weighted-average exercise price of those outstanding options is $41.28 per share. No additional options may be granted under the plans under which these options were assumed.

REPORT OF THE AUDIT COMMITTEE

KLA-Tencor’s Audit Committee is comprised of non-employee Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. From the beginning of fiscal year 2013 through the date of this Proxy Statement, the Audit Committee has consisted of Ms. Higashi and Messrs. Calderoni, Bond, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee.

The Board has determined that, of the current members of the Audit Committee, each of Mr. Calderoni, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA-Tencor’s website at http://ir.kla-tencor.com in the Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2013 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (and/or superseded) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August 8, 2013.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni, Chairman

Robert T. Bond

Emiko Higashi

Kiran M. Patel

David C. Wang

Appendix A

KLA-TENCOR CORPORATION

2004 EQUITY INCENTIVE PLAN

As Amended and Restated (as of November 6, 2013)

1.    Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units, or Deferred Stock Units, as determined by the Administrator at the time of grant.

2.    Definitions. As used herein, the following definitions shall apply:

(a)    “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c)    “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units.

(e)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)    “Awarded Stock” means the Common Stock subject to an Award.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Cash Position” means the Company’s level of cash and cash equivalents.

(i)    “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)    the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)    the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv)    a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are subsequently elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)    “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l)    “Common Stock” means the Common Stock of the Company.

(m)    “Company” means KLA-Tencor Corporation.

(n)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o)    “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 14.

(p)    “Director” means a member of the Board.

(q)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)    “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share (other than an SAR or Option) represented by an Award held by such Participant.

(s)    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence in excess of three (3) months will result in the loss of Incentive Stock Option status, unless the Participant is provided with the right to reemployment upon expiration of such leave by statute or contract. If such right to reemployment upon expiration of a leave of absence approved by the Company is not so provided to the Participant, then upon the expiration of the six (6) month period measured from the commencement date of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange, including (without limitation) the Nasdaq Global or Global Select Market, the Fair Market Value per Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is not listed on any established stock exchange but is quoted on the Nasdaq System or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value per Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value per Share shall, for purposes of Incentive Stock Options, be determined in good faith by the Administrator and shall, for purposes of all other Awards, be determined by the Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the regulations issued under Section 409A of the Code.

(v)    “Fiscal Year” means a fiscal year of the Company.

(w)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)    “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(y)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)    “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(cc)    “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(dd)    “Option” means a stock option granted pursuant to the Plan.

(ee)    “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(ff)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg)    “Participant” means the holder of an outstanding Award granted under the Plan.

(hh)    “Performance Goals” means any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(ii)    “Performance Share” means a performance share Award granted to a Participant pursuant to Section 12.

(jj)    “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 13.

(kk)    “Plan” means this 2004 Equity Incentive Plan.

(ll)    “Restricted Stock Unit” means an Award made pursuant to Section 11 of the Plan which will entitle the Participant to receive a share of Common Stock upon the vesting of that unit.

(mm)    “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(nn)    “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity, determined in accordance with generally accepted accounting principles.

(oo)    “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) revenue, determined in accordance with generally accepted accounting principles.

(pp)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr)    “Service Provider” means an Employee, Consultant or Director.

(ss)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(tt)    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(uu)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(vv)    “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3.    Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is limited to 34,900,000 Shares. Such share reserve includes: (i) the initial reserve of 11,000,000 Shares plus 1,500,000 Shares subject to outstanding options under the Company’s 1982 Stock Option Plan and the Company’s 2000 Nonstatutory Stock Option Plan that subsequently expired unexercised; (ii) an increase of 8,500,000 Shares, approved by the Board and subsequently approved by the stockholders in November 2007; (iii) an increase of 11,000,000 Shares, approved by the Board and subsequently approved by the stockholders in November 2009 and (iv) an additional increase of 2,900,000 Shares, approved by the Board subject to stockholder approval at the Company’s Annual Meeting of Stockholders in November 2013.

Any Shares issued upon the exercise of Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share so issued. Any Shares issued pursuant to Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit Awards or Dividend Equivalents for cash consideration per Share or unit less than 100% of Fair Market Value on the award date shall be counted against the numerical limits of this Section 3 as (a) for any such Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards granted prior to November 6, 2013, 1.8 Shares for every one Share so issued; and (b) for any such Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit Awards or Dividend Equivalents granted on or after November 6, 2013, 2.0 Shares for every one Share so issued.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, is forfeited by the Participant or any unvested Shares issued pursuant to that Award are repurchased by the Company at a price per share not greater than the original issue price, then the Shares not issued under such Award or any issued but unvested Shares forfeited or repurchased under such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future issuance under the Plan; provided, however, that if unvested Shares issued pursuant to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original issue price or are forfeited by the Participants, then such Shares shall become available for future issuance under the Plan. Shares used to pay the exercise or issue price for the Shares subject to an Option or other Award shall not become available for future issuance under the Plan. To the extent an Award under the Plan or Dividend Equivalents granted in connection with any Award under the Plan are paid out in cash rather than Common Stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares withheld by the Company in satisfaction of the applicable withholding taxes upon the issuance, vesting or settlement of Awards shall not be available for future issuance under the Plan.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options or other Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured so as to satisfy the requirements for exemption under Rule 16b-3.

(iv)    Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted so as to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)    to determine the Fair Market Value of the Common Stock in accordance with Section 2(u) of the Plan;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine when and to what extent Awards or any combination thereof are to be granted hereunder;

(iv)    to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v)    to approve forms of agreement for use under the Plan;

(vi)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), the issue dates for the Shares underlying such Awards (other than Options or SARs), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)    to construe and interpret the terms of the Plan and Awards;

(viii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix)    to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)    to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise, vesting or settlement of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, rounded up to the nearest whole Share (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (or, if such tax determination date is not a market trading day, then the Fair Market Value shall be determined as of the market trading day immediately prior to such tax determination date). All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable. The Administrator may also structure one or more such Awards so that a portion of the underlying Shares will automatically be withheld to satisfy the applicable withholding taxes upon the issuance, vesting or settlement of those Awards;

(xii)    to determine the terms and restrictions applicable to Awards; and

(xiii)    to determine whether Awards (other than Options or SARs) will be adjusted for Dividend Equivalents; and

(xiv)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.    Eligibility. Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7.    Code Section 162(m) Provisions.

(a)    Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 400,000 Shares in the aggregate; provided, however, that such limit shall be increased to 1,200,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(b)    Restricted Stock and Performance Share Annual Limit. No Participant shall be granted, in any Fiscal Year, Restricted Stock Units and/or Performance Shares covering more than 200,000 Shares in the aggregate; provided, however, that such limit shall be increased to 600,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(c)    Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000 in the aggregate; provided, however, that such limit shall be increased to $3,000,000 for the Fiscal Year in which the Participant commences Service Provider status.

(d)    Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of that Award under Section 162(m) of the Code (e.g., in setting the Performance Goals and in subsequently certifying the attainment of those goals). No performance vesting requirements used to qualify such Awards as performance-based compensation under Section 162(m) of the Code may be waived by the Administrator, except in the event of an involuntary termination of the Participant’s Service Provider status or as otherwise provided in Section 18(c).

(e)    Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted equitably and proportionately in connection with any change in the Company’s capitalization as described in Section 18(a).

8.    Term of Plan. The Plan shall continue in effect until November 6, 2023 (i.e., for a term of ten (10) years following the date upon which the Company’s stockholders approved the Plan in 2013).

9.    Stock Options.

(a)    Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b)    Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c)    No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award under the Plan, cash or a combination thereof.

(d)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e)    Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i)    cash;

(ii)    check;

(iii)    other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for the period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial accounting purposes and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)    a broker-dealer sale and remittance program pursuant to which the Participant shall (A) provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Participants subject to Section 16(b), a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable withholding taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction;

(v)    any combination of the foregoing methods of payment; or

(vi)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f)    Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, unless the sale and remittance procedure under Section 9(e)(iv) is utilized. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares covered by the Option, notwithstanding the exercise of the Option. The Company shall issue

(or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 18 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g)    Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(h)    Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(i)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j)    Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more Option grants made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such Option beyond the expiration date of the term of that Option.

(k)    ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company or any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(k), Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided under Applicable Law, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10.    Stock Appreciation Rights.

(a)    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the express limitations of the Plan.

(b)    Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that (i) no SAR may have a term of more than ten (10) years from the date of grant and (ii) the per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award under the Plan, cash or a combination thereof.

(c)    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    the amount by which the Fair Market Value per Share on the date of exercise exceeds the exercise price; times

(ii)    the number of Shares with respect to which the SAR is exercised.

(d)    Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e)    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f)    Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement, but in no event shall such term exceed ten (10) years.

(g)    Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent that the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(h)    Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the Award Agreement to the extent the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(i)    Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j)    Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more SAR Awards made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such SAR Award shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that SAR Award or the immediate sale of the Shares acquired under such Award could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such SAR Award beyond the expiration date of the term of that Award.

11.    Restricted Stock Units.

(a)    Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the

Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Award of Restricted Stock Units and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on the continued provision of services but may include a performance-based component. Each Restricted Stock Unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to that Award. The Shares underlying each Restricted Stock Unit Award shall not be issued until the applicable vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Restricted Stock Units.

(b)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units awarded under the Plan. Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Units are awarded. The Administrator may require the recipient to sign a Restricted Stock Unit Award agreement as a condition of the award. Any certificates representing the Shares of Common Stock issued under such Award shall bear such legends as shall be determined by the Administrator.

(c)    Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by an agreement that shall specify the cash consideration (if any) payable per underlying Share and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if there is a cash issue price payable for the Shares underlying the Restricted Stock Unit Award, such price must be paid no more than ten (10) years following the date of the Award.

(d)    Dividend Equivalents. The Administrator, in its discretion, may provide that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Restricted Stock Units held by such Participant are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Restricted Stock Units, the number of additional Restricted Stock Units (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Restricted Stock Units for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Restricted Stock Units” will include any additional Restricted Stock Units that have previously been credited to the Restricted Stock Unit Award as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Restricted Stock Units for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Restricted Stock Units or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable vesting conditions, such that no Dividend

Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Restricted Stock Unit Award. Such additional Restricted Stock Units or cash credits, as applicable, shall be settled at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis (i.e., cash versus Shares) as settlement of the related Restricted Stock Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18, appropriate adjustments shall be made to the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

12.    Performance Shares.

(a)    Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Performance Share Award and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Shares, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Performance Shares.

(b)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share Awards shall be subject to the terms, conditions and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share Award Agreement as a condition of the Award. Any certificates representing the Shares issued under such Award shall bear such legends as shall be determined by the Administrator.

(c)    Performance Share Award Agreement. Each Performance Share Award shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(d)    Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Shares that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Performance Shares or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Performance Shares, the number of additional Performance Shares (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Shares for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Performance Shares” will include any additional Performance Shares that have previously been credited to the Award of Performance Shares as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Shares for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Performance Shares or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable performance-based and service-based vesting conditions, such that no Dividend Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Performance Share Award. Such additional Performance Shares or cash credits, as applicable, shall be settled at the same time as the Performance Shares, as applicable, originally subject to the Award of Performance Shares, as applicable. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis (i.e., cash versus Shares) as settlement of the related Performance Share. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18 appropriate adjustments shall be made to the Participant’s Award of Performance Shares so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

13.    Performance Units.

(a)    Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied in order for the awarded Performance Units to vest, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder, except pursuant to Dividend Equivalents if the Administrator so determines in its discretion to grant the same in connection with an Award of Performance Units.

(b)    Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c)    Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d)    Performance Unit Award Agreement. Each Performance Unit Award shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

(e)    Dividend Equivalents. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Units that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date on or after the grant date of the Award, but prior to the date on which the Performance Units are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Performance Units or cash credits (in the Administrator’s discretion) as of the date of payment of such cash dividends on Shares. The amount to be credited to a Participant in connection with a cash dividend payment by the Company shall be determined as follows: (i) If such Participant’s Dividend Equivalents are being credited in the form of additional Performance Units, the number of additional Performance Units (rounded to the nearest whole number) shall be determined by dividing (A) the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Units for which Dividend Equivalents have previously been granted with respect to such awards (for purposes of clarification, this number of “Shares then represented by the Performance Units” will include any additional Performance Units that have previously been credited to the Award of Performance Units as a result of Dividend Equivalents) by (B) the Fair Market Value per Share on such date; and (ii) If such Participant’s Dividend Equivalents are being credited in the form of cash credits, the amount of such cash credits shall be equal to the amount of cash dividends payable on such date with respect to the number of Shares then represented by the Performance Units for which Dividend Equivalents have previously been granted with respect to such awards. Such additional Performance Units or cash credits, as applicable, shall be subject to the same terms and conditions, including but not limited to all applicable performance-based and service-based vesting conditions, such that no Dividend Equivalents shall be paid to a Participant unless and until the Participant has fully satisfied all applicable service-based and performance-based vesting conditions of the underlying Performance Unit Award. Such additional Performance Units or cash credits, as applicable, shall be settled at the same time as the Performance Units, as applicable, originally subject to the Award of Performance Units, as applicable. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and need not be paid on the same basis as settlement of the related Performance Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18 appropriate adjustments shall be made to the Participant’s Award of Performance Units so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

14.    Deferred Stock Units.

(a)    Description. Deferred Stock Units shall consist of a Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until the underlying Shares (or cash equivalent) are distributed to the Participant.

(b)    162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

15.    Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall, effective November 6, 2013, continue during any leave of absence, whether paid or unpaid.

16.    Part-Time Service.

(a)    Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder (other than Performance Shares or RSUs) shall be extended on a proportionate basis in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

(b)    Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Performance Share or RSU Awards granted hereunder shall continue unchanged and unaffected in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service.

17.    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

18.    Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a)    Changes in Capitalization. The number and/or class of securities covered by each outstanding Award, the number and/or class of securities available for issuance under the Plan (including shares or securities returned to the Plan upon cancellation or expiration of an Award), as well as the exercise or issue price per share in effect under each such outstanding Award (provided the aggregate exercise or issue price shall remain the same) and the 162(m) fiscal-year share issuance limits under Sections 7(a) and (b) hereof shall be equitably and proportionately adjusted to reflect any change to the Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, exchange of shares, spin-off transaction, or any other change to the Common Stock effected without receipt of consideration by the Company, and shall also be equitably and proportionally adjusted should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee in such manner as it deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards, and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Shares subject to such Award, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture provisions applicable to any Award shall lapse 100%, and any other vesting and issuance provisions applicable to any Award and the underlying Shares shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised (with respect to Options and SARs) or the Shares underlying any other Award have not vested and issued, the Award and the right to acquire Shares thereunder will terminate immediately prior to the consummation of such proposed action.

(c)    Change of Control.

(i)    Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an economically equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its

Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii)    Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an economically equivalent Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the Change of Control, that Award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(iii)    Automatic Vesting Acceleration. The Administrator shall have the authority to structure one or more Awards under the Plan so that those Awards shall automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon the subsequent termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, whether or not those Awards are assumed or substituted for in that Change of Control.

(iv)    Section 162(m) Awards. The Administrator shall also have the authority to structure one or more Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards intended to qualify as performance-based compensation under Code Section 162(m) so that those Awards will automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon an involuntary termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

19.    Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

20.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval.

(b)    Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute) or other Applicable Laws, rules or regulations, including the requirements of any exchange on which the Common Stock is listed or quoted. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

21.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.    Liability of Company.

(a)    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)    Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan, and no Shares subject to any Award shall actually be issued unless and until such stockholder approval is obtained.

23.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Appendix B

KLA-TENCOR CORPORATION

PERFORMANCE BONUS PLAN

1)    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by offering Participants the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m).

2)    Definitions.

(a)    “Actual Award” means, as to any Performance Period, the actual cash award (if any) payable to the Participant for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Actual Award otherwise payable.

(b)    “Base Salary” means, as to any Performance Period, the Participant’s earned salary during that Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Cash Position” means the Company’s level of cash and cash equivalents.

(e)    “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or (iii) a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h)    “Company” means KLA-Tencor Corporation.

(i)    “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as Performance-Based Compensation.

(j)    “Fiscal Year” means a fiscal year of the Company.

(k)    “Maximum Award” means as to any Participant (i) for any Performance Period with a duration of 12 months or longer, $4,000,000 for such Performance Period; and (ii) for any Performance Period with a duration of less than 12 months, an amount equal to the product of (A) $4,000,000 times (B) a fraction in which the numerator is the number of months in such Performance Period (including any fractional months) and the denominator is 12.

(l)    “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(m)    “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(n)    “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(o)    “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(p)    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(q)    “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(r)    “Performance Goals” means any of the following performance criteria upon which the payment of Actual Awards and/or Target Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin;

(xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(s)    “Performance Period” means any Fiscal Year or such other period shorter or longer than a Fiscal Year, as determined by the Committee in its sole discretion. However, no Performance Period shall have a duration longer than three Fiscal Years. Also, with respect to any Participant, no more than three Performance Periods shall exist at any one time.

(t)    “Plan” means this Performance Bonus Plan, as amended from time to time.

(u)    “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(v)    “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity, determined in accordance with generally accepted accounting principles.

(w)    “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) revenue, determined in accordance with generally accepted accounting principles.

(x)    “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(y)    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(z)    “Termination of Employment” means a cessation of the employee-employer relationship between an employee and the Company or its affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an affiliate of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or one of its affiliates.

(aa)    “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3)    Plan Administration.

(a)    The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i)    discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;

ii)    to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and

iii)    to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)    Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4)    Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5)    Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.

6)    Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7)    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award applicable to such Performance Period.

8)    Determination of Awards; Award Payment.

a)    Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (i) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (ii) determine what Actual Award, if any, shall be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment for any reason following a Change of Control prior to the end of the Performance Period, and (iii) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

(b)    Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)    Form of Payment. The Company shall pay all Actual Awards in cash paid to the Participant.

(d)    Timing of Payments. Except as provided in Section 8(e), the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period, but no later than the later of (i) the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month of the calendar year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture.

(e)    Deferral. The Committee may defer payment of, and apply a vesting schedule to, one or more Actual Awards, or any portion(s) thereof, as the Committee (in its sole discretion) determines, except that no such vesting schedule may exceed four years. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and in a manner satisfying the requirements of Section 409A of the Code.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

9)    Term of Plan. The Plan became effective on July 1, 2005. The Plan shall continue until terminated under Section 10 of the Plan.

10)    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Actual Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Actual Award or (ii) cause compensation that is, or may become, payable here-under to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11)    Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12)    Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.

13)    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14)    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of

Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15)    Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16)    Governing Law. The Plan shall be governed by the laws of the State of California (without regard to its conflict of laws provisions).

KLA-TENCOR ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 6, 2013

12:00 p.m., local time

KLA-Tencor Milpitas Facility

Building Three

Three Technology Drive

Milpitas, California 95035

Directions to KLA-Tencor’s Milpitas Facility:

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

KLA Tencor
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE            SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 5, 2013.
Vote by Internet
Go to www.envisionreports.com/klac
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Annual Meeting Proxy Card
1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1) and a vote FOR Proposals 2, 3, 4 and 5.
1. To elect as Directors the four candidates nominated by the Company’s Board of Directors to each serve for a one-year term, each until his or her successor is duly elected. +
For Withhold For Withhold For Withhold
01 - Edward W. Barnholt 02 - Emiko Higashi 03 - Stephen P. Kaufman 04 - Richard P. Wallace
For Against Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014.
4. Approval of an amendment and restatement of the Company’s 2004 Equity Incentive Plan to, among other things, extend the Plan’s expiration date, increase the number of shares reserved for issuance under the Plan by 2,900,000 shares and reapprove the material terms of the Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).
For Against Abstain
3. Advisory approval of the Company’s executive compensation.
5. Reapproval of the material terms of the Company’s Performance Bonus Plan for purposes of Section 162(m).
In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890
J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X
1 7 3 2 8 2 1
01PDGA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
KLA Tencor
Proxy — KLA-TENCOR CORPORATION
Notice of Annual Meeting of Stockholders
One Technology Drive
Milpitas, CA 95035
Proxy Solicited by Board of Directors for Annual Meeting – November 6, 2013
To the Stockholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 6, 2013 at 12:00 p.m., local time, in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.
The undersigned hereby appoints Bren D. Higgins and Brian M. Martin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, 4, AND 5.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE